EXECUTION VERSION

Exhibit 10.1

JUNIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION

CREDIT AGREEMENT

dated as of

September 6, 2023

among

YELLOW CORPORATION

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME

THE LENDERS PARTY HERETO

and

ALTER DOMUS PRODUCTS CORP.,

as Administrative Agent and Collateral Agent

i

APPENDICES
A	Closing Date Commitments
B	Effective Date Commitments
C	Final Commitments
D	Delayed Draw Term Commitments
E	Chapter 11 Milestones

SCHEDULES
1.01(a)	[Reserved]
1.01(b)	Excluded Subsidiaries
1.01(c)	Real Property
1.01(d)	Pension Fund Entities
5.10	Litigation
5.11	Subsidiaries and Capitalization
5.14	[Reserved]
5.22(a)	Rolling Stock that constitutes Prepetition UST Tranche B Joint Collateral
5.22(b)	Rolling Stock that constitutes Prepetition UST Tranche B Priority Collateral
6.13(a)	[Reserved]
7.01(b)	Existing Liens
7.02(e)	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Certain Contractual Obligations

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Interim Order
Exhibit C	Form of Request for Credit Extension
Exhibit D	UST Adequate Protection Order
Exhibit E	Form of Intercompany Note
Exhibit F	Form of Compliance Certificate
Exhibit G-1	Form of United States Tax Compliance Certificate
(For Non-U.S. Lenders that are not Partnerships)
Exhibit G-2	Form of United States Tax Compliance Certificate
(For Non-U.S. Lenders that are Partnerships)
Exhibit G-3	Form of United States Tax Compliance Certificate
(For Non-U.S. Participants that are not Partnerships)
Exhibit G-4	Form of United States Tax Compliance Certificate
(For Non-U.S. Participants that are Partnerships)
Exhibit H	[Reserved]
Exhibit I	[Reserved]
Exhibit J	Form of Term Note
Exhibit K	Form of Delayed Draw Term Note

v

JUNIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of September 6, 2023 (this “Agreement”), among YELLOW CORPORATION, a Delaware corporation (the “Borrower”), the Guarantors party hereto from time to time, the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article 1), and ALTER DOMUS PRODUCTS CORP., as administrative agent (in such capacity, including any permitted successor or assign thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any permitted successor or assign thereto, the “Collateral Agent”) for the Lenders.

WHEREAS, on August 6, 2023, (the “Petition Date”), the Borrower and certain of its Subsidiaries (together with the Borrower, collectively, the “Debtors”) commenced voluntary cases under Chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and the Debtors have continued to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code in order to effect a wind down of their businesses and sale of their properties to repay existing Indebtedness (including the Obligations hereunder and the B-2 Obligations) with the net proceeds thereof.

WHEREAS, the Borrower, in its capacity as “foreign representative” on behalf of the Debtors, has commenced proceedings before the Ontario Superior Court of Justice (Commercial List) in Toronto, Ontario, Canada (the “Canadian Court”) under Part IV of the Companies’ Creditors Arrangement Act (Canada), R.S.C. 1985, c. C-36, as amended (the “CCAA”) bearing Court File No. CV-23-00704038-00CL, recognizing the Chapter 11 Cases as “foreign main proceedings” in respect of the Canadian Debtors (as defined herein) (the “Canadian Recognition Proceedings”) and granting certain customary related relief.

WHEREAS, the Borrower has requested and the Lenders have agreed to provide a junior secured super-priority debtor-in-possession term loan facility to the Borrower (the “Junior DIP Facility”) consisting of (i) Initial Term Loans in an aggregate committed amount of $42,500,000 and (ii) Delayed Draw Term Loans in an aggregate committed amount of $70,000,000.

WHEREAS, on August 21, 2023, the Lenders advanced the Closing Date Loans as the first installment of the Initial Term Loans to the Borrower pursuant to the terms of that certain Debtor-In-Possession Credit Facility Term Sheet (as amended, restated, amended and restated, supplemented or otherwise modified, the “DIP Term Sheet”), by and among the Loan Parties, the Postpetition B-2 Lenders, the Lenders, the Administrative Agent, the B-2 Agent and the Stalking Horse Purchaser (as defined therein), and the Interim Order (as defined herein). This Agreement restates and replaces the DIP Term Sheet insofar as the DIP Term Sheet relates to the Junior DIP Facility.

WHEREAS, the Guarantors have agreed to guarantee the obligations of the Borrower hereunder and the Borrower and the Guarantors have agreed to secure their respective Obligations by granting to the Collateral Agent, for the benefit of Secured Parties, a lien on substantially all of their respective assets, in accordance with the priorities provided in the DIP Order.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Plan” shall mean a Plan of Reorganization that, upon the consummation thereof, provides for the termination of all unused Commitments and the indefeasible payment in full of all Obligations and all B-2 Obligations in cash.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement, together with its successors and any replacement designated pursuant to Article 9 of this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s office or account as it may from time to time designate, in writing, to the Borrower and each Lender.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that, with respect to the Borrower and its Subsidiaries, in no case shall any Governmental Authority constitute an “Affiliate”. “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agency Fee Letter” means that certain fee letter dated as of August 21, 2023, by and between Borrower and Agents, as amended, amended and restated, supplemented, waived, replaced or otherwise modified from time to time.

“Agent Indemnitees” shall have the meaning assigned to such term in Section 10.05(b).

“Agents” shall have the meaning assigned to such term in Article 9.

“Agreement” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%; provided that in no event shall the Alternate Base Rate be less than 2.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Margin” shall mean, with respect to any Delayed Draw Term Loan, a percentage per annum equal to 10.00%.

“Approved Budget” has the meaning assigned to such term in Section 6.02(l).

“Attorney Costs” shall mean and shall include all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” shall mean, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” shall mean the audited consolidated balance sheets of the Borrower and its consolidated subsidiaries for the fiscal years ending December 31, 2021 and December 31, 2022 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows of the Borrower and its consolidated subsidiaries.

“B-2 Agent” means Alter Domus Products Corp., as administrative agent and collateral agent for the B-2 Lenders.

“B-2 Indebtedness” means each of the Prepetition B-2 Indebtedness and the Postpetition B-2 Indebtedness.

“B-2 Lenders” means the lenders party to the B-2 Term Loan Credit Agreement, from time to time, under and as defined in the B-2 Term Loan Credit Agreement.

“B-2 Obligations” means each of the Prepetition B-2 Obligations and the Postpetition B-2 Obligations.

“B-2 Priority Collateral” shall have the meaning assigned to the term “Non-UST Tranche B Term Priority Collateral” in the Prepetition ABL Intercreditor Agreement.

“B-2 Secured Parties” shall have the meaning assigned to the term “Secured Parties” in the B-2 Term Loan Credit Agreement.

“B-2 Term Loan Credit Agreement” means that Amended and Restated Credit Agreement, dated as of September 11, 2019, by and among Borrower, as borrower, the guarantors from time to time party thereto, the B-2 Lenders and the B-2 Agent, as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, including by the B-2 Term Loan Credit Agreement Amendment.

“B-2 Term Loan Credit Agreement Amendment” means that Amendment No. 4 to Amended and Restated Credit Agreement, dated as of the date hereof, by and among Borrower, as borrower, the guarantors from time to time party thereto, the B-2 Lenders party thereto and the B-2 Agent, as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as applicable to the Chapter 11 Cases (unless the context requires otherwise), now and hereafter in effect or any successors to such statute.

“Bankruptcy Court” shall have the meaning assigned to such term in the recitals to this Agreement.

“Bidding Procedures Order” means a final order approving procedures for one or more sales of all or substantially all of the Debtors’ assets and permitting the B-2 Lenders (or the B-2 Agent on behalf of the B-2 Lenders) to credit bid the full amount of the B-2 Obligations (including, for the avoidance of doubt, the Prepetition B-2 Obligations) in form and substance in all material respects satisfactory to the Lenders.

“Blocked Person” shall mean any Person that is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 10.01.

“Borrowing” shall mean Loans of the same Class made on the same date.

“Budget Variance Report” shall mean a weekly variance report prepared by management of the Borrower (in consultation with the Borrower’s Operational Advisor), in form and detail reasonably satisfactory to the Lenders and the B-2 Lenders, comparing for each applicable Budget Variance Test Period the actual receipts and disbursements against anticipated receipts and disbursements under the applicable Approved Budget, on a line by line and aggregate basis and in the same level of detail set forth in the Approved Budget, together with a written explanation for all material variances in any given Budget Variance Test Period and such other related information as the Lenders may reasonably request.

“Budget Variance Test Date” shall mean each of (a) Friday August 25, 2023, (b) Friday September 1, 2023, (c) Wednesday September 6, 2023 and (d) each Wednesday thereafter.

“Budget Variance Test Period” means, as of any date of determination, (a) with respect to the first Budget Variance Report delivered after the Closing Date pursuant to Section 6.02(n)(i) and the first Budget Variance Test Date occurring on Friday August 25, 2023, the period starting on the Petition Date and ending on August 18, 2023, (b) with respect to the second Budget Variance Report delivered after the Closing Date pursuant to Section 6.02(n)(i) and the Budget Variance Test Date occurring on Friday September 1, 2023, the period starting on the Petition Date and ending on August 25, 2023, (c) with respect to the third Budget Variance Report delivered after the Closing Date pursuant to Section 6.02(n)(i) and the Budget Variance Test Date occurring on Wednesday September 6, 2023, the period starting on the Petition Date and ending on September 1, 2023 and (d) with respect to each Budget Variance Report delivered pursuant to Section 6.02(n)(i) thereafter and each the Budget Variance Test Date occurring thereafter, the four-week period ending on the Friday of the week immediately preceding the applicable Budget Variance Test Date.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close.

“Canadian Administration Charge” shall mean a super priority charge granted by the Canadian Court over the Canadian Collateral to secure payment of the professional fees and disbursements of the Debtors’ Canadian counsel, the Information Officer and counsel to the Information Officer (in a maximum amount not to exceed CDN$700,000).

“Canadian AML Legislation” shall mean the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws within Canada (including any guidelines or orders thereunder).

“Canadian Collateral” shall mean the Collateral of the Canadian Debtors.

“Canadian Court” shall have the meaning assigned to such term in the recitals hereto.

“Canadian D&O Charge” shall mean a charge granted by the Canadian Court on the Canadian Collateral (in a maximum amount not to exceed CDN$3,500,000), securing an indemnity by the Canadian Debtors in favor of their directors and officers against any obligations or liabilities that they may incur as directors and officers of the Canadian Debtors on or after the commencement of the Canadian Recognition Proceedings, as provided for in the Canadian Supplemental Order.

“Canadian Debtors” shall mean YRC Freight Canada Company, YRC Logistics Inc., USF Holland International Sales Corporation and 1105481 Ontario Inc.

“Canadian Defined Benefit Pension Plan” shall mean each pension plan or arrangement required to be registered under Canadian federal or provincial pension standards legislation and which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian DIP Charge” shall mean the super priority charge granted by the Canadian Court pursuant to the Canadian Interim DIP Recognition Order in favor of the DIP Secured Parties (as defined in the DIP Order) on the Canadian Collateral, other than the Prepetition UST Tranche B Priority Collateral.

“Canadian DIP Recognition Order” shall mean the Canadian Interim DIP Recognition Order, unless the Canadian Final DIP Recognition Order shall have been issued by the Canadian Court, in which case it shall mean the Canadian Final DIP Recognition Order and the Canadian Interim DIP Recognition Order.

“Canadian Dollar” and “CDN$” means lawful money of Canada.

“Canadian Final DIP Recognition Order” shall mean an order of the Canadian Court in the Canadian Recognition Proceedings, which order shall, among other things, recognize the Final Order and shall be in form and substance satisfactory to the Lenders, and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Lenders.

“Canadian Initial Recognition Order” shall mean the Initial Recognition Order issued by the Canadian Court on August 29, 2023 in the Canadian Recognition Proceedings, recognizing the Chapter 11 Cases as “foreign main proceedings” under Part IV of the CCAA, and granting a stay of proceedings in respect of the Borrower and the Canadian Debtors in Canada and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Lenders.

“Canadian Interim DIP Recognition Order” shall mean the provisions of the Canadian Supplemental Order which recognize the Interim Order and grant the Canadian DIP Charge (and the related provisions in respect thereto), and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Lenders.

“Canadian Orders” means, as applicable and as the context may require, the Canadian Initial Recognition Order, the Canadian Supplemental Order and/or the Canadian DIP Recognition Order, or such other Orders as may be granted by the Canadian Court in the Canadian Recognition Proceedings which are, in form and substance, satisfactory to the Lenders.

“Canadian Priority Charges” shall mean the Canadian Administration Charge and the Canadian D&O Charge.

“Canadian Recognition Proceedings” shall have the meaning assigned to such term in the recitals hereto.

“Canadian Subsidiary” shall mean any Subsidiary that is incorporated, amalgamated, continued or otherwise organized or formed under the Laws of Canada or any province or territory thereof.

“Canadian Supplemental Order” shall mean the Supplemental Order issued by the Canadian Court on August 29, 2023 in the Canadian Recognition Proceedings which, among other things, grants the CCAA Charges and recognizes the Interim Order.

“Capital Expenditures” shall mean, for any period, the aggregate of (a) all amounts that would be reflected as additions to property, plant or equipment on a consolidated statement of cash flows of the Borrower and its Subsidiaries in accordance with GAAP and (b) the value of all assets under Capitalized Leases incurred by the Borrower and its Subsidiaries during such period.

“Capitalized Leases” shall mean all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that, subject to Section 1.11, for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Carve-Out” shall have the meaning assigned to such term in the DIP Order (and which Carve-Out shall include an amount up to CDN$700,000 (or such other amount as agreed by the Lenders) for the benefit of the beneficiaries of the Canadian Administration Charge, provided that such amount shall not be duplicative of the Canadian Administration Charge); provided further that, the Carve-Out post-trigger notice professional fee cap may by increased by up to $1,000,000 to include amounts for an official committee of equityholders in the event one is appointed.

“Cash Collateral” shall have the meaning assigned to such term in the Interim Order.

“Cash Equivalents” shall mean any of the following types of Investments, to the extent owned by the Borrower or any Subsidiary:

(a) Dollars and, to the extent consistent with past practice, Canadian Dollars;

(b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(c) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, rated at least A-2 or P-2 by S&P or Moody’s;

(d) investments in demand deposits, certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent, the Prepetition

ABL Agent, the Prepetition UST Tranche A Agent, the Prepetition UST Tranche B Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P;

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria of clause (d) above;

(f) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above; and

(g) other short-term investments entered into in accordance with normal investment policies and practices of any Foreign Subsidiary consistent with past practices for cash management and constituting investments in governmental obligations and investment funds analogous to and having a credit risk not greater than investments of the type described in clauses (a) through (f) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than set forth in clause (a) above; provided that such amounts are converted into currencies listed in clause (a) within ten Business Days following the receipt of such amounts.

“Casualty Event” shall mean any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property or as compensation for such condemnation event.

“CCAA” shall have the meaning assigned to such term in the recitals hereto.

“CCAA Charges” shall mean the Canadian Administration Charge, the Canadian D&O Charge and the Canadian DIP Charge, as granted by the Canadian Court in the Canadian Recognition Proceedings.

“Chapter 11 Cases” shall have the meaning assigned to such term in the recitals to this Agreement.

“Chapter 11 Milestones” shall have the meaning assigned to such term in Section 8.01(o)(xxvii).

“Chapter 11 Orders” means, collectively, each order entered by the Bankruptcy Court, including the DIP Order and any cash management order, cash collateral order and adequate protection order, in each case, which shall have been reviewed in advance by the Lenders and shall be in form and substance acceptable to the Agents and the Lenders.

“Charges” shall have the meaning assigned to such term in Section 10.09.

“Claim” has the meaning assigned to such term in Section 101(5) of the Bankruptcy Code.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are “Closing Date Loans”, “Effective Date Loans”, “Final Loans”, “Initial Term Loans” or “Delayed Draw Term Loans”, (b) any Commitment, refers to whether such Commitment is an “Closing Date Commitment”, “Effective Date Commitment”, “Final Commitment” or a “Delayed Draw Term Commitment” and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Closing Date” means August 21, 2023.

“Closing Date Commitment” means, as to each Lender, its obligations to make Closing Date Loans to the Borrower on the Closing Date, pursuant to the DIP Term Sheet and, as applicable, Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Appendix A under the caption “Closing Date Commitment”. The aggregate amount of the Closing Date Commitments on the Closing Date, prior to the making of the Closing Date Loans, was $17,894,736.84.

“Closing Date Loan” means the term loan made on the Closing Date, pursuant to Section 2.01(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean (a) all of the assets, property, rights and interests of the Loan Parties that are or are intended to be subject to the Liens created by or pursuant to the Collateral Documents, the DIP Order, and the Canadian DIP Recognition Order, and (b) the “Collateral” referred to in the DIP Order, in each case, except for Excluded Property. For the avoidance of doubt, and without limiting the generality of the foregoing, “Collateral” shall include (i) all property or assets of any Canadian Subsidiary of the Borrower, (ii) all claims and causes of action in connection with the any commercial tort and breach of contract claims, (iii) the proceeds of all claims and causes of action (excluding the claims and causes of actions themselves) arising under sections 502(d), 542, 544, 545, 547, 548, 549, 550, 551, 553(b), or 724(a) of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code or applicable federal and/or state-law equivalents, (iv) all leasehold interests of each Loan Party, and (v) the proceeds of each of the foregoing.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

(a) on the Closing Date, the Administrative Agent and the Collateral Agent shall have received each Collateral Document to the extent required to be delivered on the Closing Date pursuant to Section 4.02 duly executed by each Loan Party that is a party thereto;

(b) in each case subject to the limitations and exceptions set forth in this Agreement, the Collateral Documents, the DIP Order and, in the case of the Canadian Collateral, the applicable Canadian Orders, and to any action required to be taken by the Collateral Agent or the Administrative Agent to effectuate the same, the Obligations shall have been secured by a perfected security interest in all Collateral with the priority set forth herein and in the DIP Order, the applicable Canadian Orders and the Prepetition ABL Intercreditor Agreement;

(c) after the Closing Date, (x) each Subsidiary of the Borrower that is an Excluded Subsidiary on the Closing Date and that ceases to constitute an Excluded Subsidiary pursuant to the definition thereof shall, at the request of the Lenders (or the Administrative Agent on behalf of the Lenders) become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in connection with Section 6.11 or Section 6.13 and (y) each Subsidiary of the Borrower shall deliver such collateral documents and take such perfection steps as reasonably requested by the Collateral Agent or the Lenders; and

(d) notwithstanding that all of the security interests described herein with respect to the Collateral shall be effective and perfected by the DIP Order (and, in the case of Canadian Collateral, the Canadian DIP Recognition Order) and without the necessity of the execution of mortgages, security agreements, pledge agreements or other agreements, the Loan Parties shall take all actions that may be necessary or desirable, or that the Lenders or the Collateral Agent may reasonably request, to maintain the validity, perfection, enforceability and priority of the security interest and Liens of the Collateral Agent in the Collateral, or to enable the Collateral Agent to protect, exercise or enforce its rights hereunder, under the DIP Order and in the Collateral (and, in the case of Canadian Collateral, the Canadian DIP Recognition Order).

“Collateral Documents” shall mean, collectively, the DIP Order, the Canadian DIP Recognition Order, collateral assignments, security agreements, pledge agreements, intellectual property security agreements, control agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.02, Section 6.11 or Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” shall mean, with respect to any Lender, such Lender’s Initial Term Commitment or Delayed Draw Term Commitment. The aggregate amount of the Commitments on the Closing Date, prior to the making of the Closing Date Loans, was $112,500,000. The aggregate amount of the Commitments as of the Effective Date, prior to the making of the Effective Date Loans, is $94,605,263.16.

“Communications” shall have the meaning assigned to such term in Section 10.01.

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit F.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall have the meaning specified in the definition of “Affiliate”.

“Credit Extension” shall mean a Borrowing.

“Currency Due” shall have the meaning assigned to such term in Section 2.17.

“DDTL Exit Fee” has the meaning provided in Section 2.05(a).

“Debtor Relief Laws” shall mean (i) the Bankruptcy Code of the United States; (ii) the CCAA and the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3, as amended; and (iii) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtors” shall have the meaning assigned to the term in the recitals hereto.

“Default” shall mean any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of any grace period, or both, without cure or waiver hereunder, would be an Event of Default.

“Delayed Draw Term Commitment” means, as to each Term Lender, its obligation to make a Delayed Draw Term Loan to the Borrowers pursuant to Section 2.01(b) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Appendix D hereto under the caption “Delayed Draw Term Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement (including Sections 2.12). The aggregate amount of the Delayed Draw Term Commitments is $70,000,000.

“Delayed Draw Term Lender” means, at any time, any Lender that has a Delayed Draw Term Commitment or a Delayed Draw Term Loan at such time.

“Delayed Draw Term Loan Availability Period” means the earlier of (x) date as of which the Delayed Draw Term Commitment has been fully utilized in accordance with the terms of Section 2.01(b) and (y) the Maturity Date.

“Delayed Draw Term Loan Borrowing Date” means any date that a Delayed Draw Term Lender makes a Delayed Draw Term Loan available to the Borrower pursuant to the terms hereof.

“Delayed Draw Term Loans” means the term loans made by the Lenders on or after the Effective Date to the Borrowers pursuant to Section 2.01(b).

“Delayed Draw Term Note” shall mean a promissory note of the Borrower payable to any Delayed Draw Term Lender or its registered assigns, in substantially the form of Exhibit K hereto, evidencing the aggregate Indebtedness of the Borrower to such Delayed Draw Term Lender resulting from the Delayed Draw Term Loans made by such Delayed Draw Term Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“DIP Order” shall mean the Interim Order or, upon entry thereof by the Bankruptcy Court, the Final Order.

“DIP Proceeds Account” shall mean a deposit account in the name of, and for the account of, USF Holland, LLC maintained at JP Morgan, as account number ending with x4623, which shall constitute Collateral but not Prepetition ABL Priority Collateral, and into which proceeds of the Initial Term Loans and Delayed Draw Term Loans shall be funded and held in accordance with this Agreement.

“DIP Term Sheet” has the meaning provided in the recitals.

“Discharge of ABL Obligations” shall have the meaning assigned to such term in the Prepetition ABL Intercreditor Agreement.

“Discharge of UST Tranche A Obligations” shall have the meaning assigned to such term in the Prepetition ABL Intercreditor Agreement.

“Discharge of UST Tranche B Obligations” shall have the meaning assigned to such term in the Prepetition ABL Intercreditor Agreement.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Equity Interests are issued pursuant to, or in accordance with a plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Effective Date Commitment” means, as to each Lender, its obligations to make Effective Date Loans to the Borrower on the Effective Date pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Appendix B under the caption “Effective Date Commitment”. The aggregate amount of the Effective Date Commitments on the Effective Date is $ 11,184,210.53.

“Effective Date Loan” means a term loan made on the Effective Date pursuant to Section 2.01(a).

“Effective Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 10.08), which date is September 6, 2023.

“Environmental Laws” shall mean all federal, state, provincial, territorial, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety (with respect to exposure to hazardous or toxic substances or wastes) or the presence, Release of, or exposure to, hazardous or toxic substances or wastes, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, hazardous or toxic substances or wastes.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, capital and operating costs, injunctive relief, costs associated with financial assurance, permitting or closure requirements, natural resource damages and investigation or remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities) but excluding in each case any debt security that is convertible into, or exchanged for, Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any Person, any trade or business (whether or not incorporated) that, together with a Loan Party or any Subsidiary, is or, within the six year period immediately preceding the Closing Date, was treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) a Reportable Event; (b) the failure to satisfy the minimum funding standard with respect to a Pension Plan within the meaning of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, whether or not waived (unless such failure is corrected by the final due date for the plan year for which such failure occurred), (c) a determination that a Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the receipt by a Loan Party, any Subsidiary or any of their respective ERISA Affiliates of notice pursuant to Section 305(b)(3)(D) of ERISA that a Multiemployer Plan is or will be in “endangered status” or “critical status” (as defined in Section 305(b) of ERISA), or is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA); (e) the filing pursuant to Section 431 of the Code or Section 304 of ERISA of an application for the extension of any amortization period; (f) the failure to timely make a contribution required to be made with respect to any Pension Plan or Multiemployer Plan; (g) the filing of a notice to terminate any Pension Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA; (h) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Pension Plan or the termination of any Pension Plan under Section 4041(c) of ERISA; (i) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (j) the incurrence by a Loan Party, any Subsidiary or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (k) the receipt by a Loan Party, any Subsidiary or any of their respective ERISA Affiliates from the PBGC or a plan administrator of any notice of an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (l) the receipt by a Loan Party, any Subsidiary or any of their respective ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Loan Party, any Subsidiary or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability; (m) the occurrence of any event or condition that would reasonably be expected to result in the termination of a Pension Plan or the appointment of a trustee to administer a Pension Plan; (n) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan which could result in liability to a Loan Party or any Subsidiary or with respect to which a Loan Party or any Subsidiary is a “disqualified person” (as defined in Section 4975 of the Code) or a “party in interest” (as defined in Section 3(14) of ERISA); (o) the incurrence of any liability with respect to any Pension Plan or Multiemployer Plan under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA); or (p) engagement in any transaction that could be subject to Sections 4069 or 4212(c) of ERISA or (q) the PBGC or any Multiemployer Plan indicates its intention to file an action, suit, litigation or proceeding (including in the Chapter 11 Orders) (x) contesting the Transactions, this Agreement or any of the other Loan Documents or the sale of the Collateral in accordance with the Chapter 11 Orders, (y) that materially impairs the value of any Collateral constituting real property interests and Rolling Stock of the Loan Parties or (z) that would reasonably be expected to prevent or materially delay the sale of the Collateral in accordance with the Chapter 11 Orders.

“Event of Default” shall have the meaning assigned to such term in Article 8.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Property” shall have the meaning provided in the DIP Order.

“Excluded Subsidiary” shall mean (i) Yellow Freight Corporation, a Delaware corporation, and (ii) each Subsidiary of the Borrower listed on Schedule 1.01(b); provided that, if as of the end of any calendar month, (x) any such Subsidiary, individually, comprises more than 1.0% of the Borrower and its Subsidiaries’ total assets or liquidity as of the end of such calendar month, such Subsidiaries shall no longer constitute Excluded Subsidiaries, and shall be required to become a Loan Party pursuant to Section 6.11 or (y) such Subsidiaries, in the aggregate, comprise more than 3.0% of the Borrower and its Subsidiaries’ total assets or liquidity as of the end of such calendar month, the Borrower shall designate one or more such Subsidiaries as not being Excluded Subsidiaries as may be necessary such that the foregoing aggregate percentage limit shall not be exceeded, and any such Subsidiaries so designated shall be required to become Loan Parties pursuant to Section 6.11.

“Exit Date” shall mean the date on which all outstanding Obligations hereunder are paid in full in cash.

“Facility” shall mean the Closing Date Loans, the Effective Date Loans, the Final Loans or the Delayed Draw Term Loans, as the context may require.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as in effect on the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall have the meaning assigned to such term in Section 2.05.

“Final Commitment” means, as to each Lender, its obligations to make Final Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Appendix B under the caption “Final Commitment”. The aggregate amount of the Final Commitments on the Effective Date is $13,421,052.63.

“Final Loan” means a term loan made on the Final Order Entry Date pursuant to Section 2.01(a).

“Final Order” means the final order of the Bankruptcy Court pursuant to Section 364 of the Bankruptcy Code approving the Agreement and the other Loan Documents with respect to the Loan Parties, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Lenders and the B-2 Lenders (and with respect to amendments, modifications or supplements that affect the rights or duties of any Agent, such Agent).

“Final Order Entry Date” means the date on which the Final Order shall have been entered on the docket of the Bankruptcy Court.

“First Day Orders” shall mean all “first day orders” with respect to the Chapter 11 Cases, including the cash management orders, in form and substance satisfactory to the Lenders (and with respect to any provisions that affect the rights or duties of any Agent, such Agent), as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Lenders (and with respect to amendments, modifications or supplements that affect the rights or duties of any Agent, such Agent) (it being agreed that all such orders in effect as of the Effective Date are satisfactory to the Lenders and the Agents).

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, subject to Section 1.11; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” shall mean any nation or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the U.S. Treasury).

“Guarantee” shall mean, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit, in either case in the ordinary course of business, (ii) customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness) or (iii) product warranties. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” shall have the meaning specified in Section 11.01.

“Guarantors” shall mean each Subsidiary of the Borrower as of the Petition Date (other than an Excluded Subsidiary).

“Guaranty” shall mean, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” shall mean (a) any petroleum products, distillates or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hypothecary Representative” shall have the meaning assigned to such term in Section 10.27.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication and without reference to what constitutes indebtedness or a liability in accordance with GAAP, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services;

(e) indebtedness (excluding prepaid interest thereon) described in clauses (a) through (d) and (f) through (h) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interests (but solely to the extent required to occur on or prior to the Maturity Date (other than as a result of a change of control, asset sale or similar event)); and

(h) to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person (i) shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly contractually limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (ii) shall exclude (A) trade accounts payable in the ordinary course of business, (B) any earn-out obligation until such earn-out obligation has become due and payable, (C) any pension contributions or health and welfare contributions due from such Person and/or its applicable Subsidiaries to any Pension Fund Entity, (D) liabilities accrued in the ordinary course, (E) deferred revenues, liabilities associated with customer prepayments and deposits and any such obligations incurred under ERISA, and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (F) operating leases, (G) customary obligations under employment agreements and deferred compensation and (H) deferred tax liabilities. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) that is limited in recourse to the property encumbered thereby shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” shall have the meaning assigned to such term in Section 3.01(a).

“Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).

“Information” shall have the meaning assigned to such term in Section 10.16.

“Information Officer” shall mean the information officer appointed by the Canadian Court in the Canadian Recognition Proceedings.

“Initial Budget” shall mean the initial 13-week consolidated weekly operating budget of the Borrower and its Subsidiaries setting forth projected operating receipts, operating disbursements, professional fees, net operating cash flow and Liquidity for the periods described therein prepared by management of the Borrower (and in consultation with the Borrower’s Operational Advisor), covering the period commencing on or about the Closing Date and attached to the Interim Order.

“Initial Term Commitment” shall mean, with respect to any Lender, such Lender’s Closing Date Commitment, Effective Date Commitment or Final Commitment. The aggregate amount of Initial Term Commitments on the Closing Date was $42,500,000 prior to the making of the Closing Date Loans. The aggregate amount of Initial Term Commitments as of the Effective Date, prior to the making of the Effective Date Loans, is $24,605,263.16.

“Initial Term Loans” shall mean the Closing Date Loans, the Effective Date Loans and the Final Loans but not, for the avoidance of doubt, the Delayed Draw Term Loans.

“Interim Order” means the interim order attached hereto as Exhibit B, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Lenders (and with respect to amendments, modifications or supplements that affect the rights or duties of any Agent, such Agent).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit E.

“Interest Payment Date” shall mean the last Business Day of each calendar month (commencing with Thursday, August 31, 2023).

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, (i) the amount of any Investment shall equal (A) the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment minus, except for purposes of calculating the Cumulative Credit, (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment (including by way of a sale or other disposition of such Investment) but not in excess of the original amount invested and (ii) the fair market value of any and all Investments (which for the avoidance of doubt shall include all debt, equity and other items described in the foregoing provisions of this definition) held by any Loan Party in any Guarantor that becomes an Excluded Subsidiary pursuant to clause (a) of the definition of “Excluded Subsidiary” shall be deemed to be an Investment incurred on the date such Guarantor becomes an Excluded Subsidiary pursuant to clause (a) of the definition of “Excluded Subsidiary”.

“Judgment Currency” shall have the meaning assigned to such term in Section 2.17.

“Junior DIP Facility” shall have the meaning assigned to such term in the recitals hereto.

“Laws” shall mean, collectively, all international, foreign, federal, state, provincial, territorial and local laws (including common law), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, requirements, and agreements with, any Governmental Authority.

“Lender” shall mean each lender from time to time party hereto. As of the Closing Date, Appendices A, B and C set forth the name of each Lender with a commitment for Initial Term Loans. As of the Effective Date, Appendix D sets forth the name of each Lender with a commitment for Delayed Draw Term Loans.

“Lender Indemnitees” shall have the meaning assigned to such term in Section 10.05(b).

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deemed trust, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease or financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” shall mean, as of any date of determination, the sum of unrestricted cash and Cash Equivalents of the Loan Parties as of such date.

“Liquidity Report” shall have the meaning assigned to such term in Section 6.02(m).

“Loan” shall mean any Term Loan.

“Loan Documents” shall mean this Agreement (including, without limitation, any amendments to and consents and waivers under this Agreement), the DIP Term Sheet, the DIP Order, the Collateral Documents, the Agency Fee Letter and the Term Notes or Delayed Draw Term Notes, if any, executed and delivered pursuant to Section 2.04(e), and each amendment, restatement, supplement or other modification of any Loan Document and all instruments and documents executed at any time in connection therewith.

“Loan Parties” shall mean, collectively, the Borrower and each Guarantor.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Master Agreement” shall have the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” shall mean a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent), operating results or financial condition, profits or prospects of the Borrower and its Subsidiaries, taken as a whole; (b) material adverse effect on the ability of the Loan Parties (taken as a whole) to fully and timely perform their payment obligations under the Loan Documents to which the Borrower or any of the Loan Parties is a party; or (c) material adverse effect on the rights and remedies available to the Lenders, the Administrative Agent or the Collateral Agent under any Loan Document (other than due to the action or inaction of any Agent or any Lender); provided, that “Material Adverse Effect” shall expressly exclude the effect of the filing of the Chapter 11 Cases, the events and conditions resulting from or leading up thereto, the ceasing of operations, the commencement of the Canadian Recognition Proceedings and any action required to be taken under the Loan Documents, the Chapter 11 Orders or the Canadian Orders.

“Material Real Property” shall mean each Real Property that is owned in fee by a Loan Party.

“Maturity Date” shall mean the earliest to occur of the following: (i) February 17, 2024 (the“Scheduled Maturity Date”); provided that the Scheduled Maturity Date may be extended by the Lenders to May 17, 2024, with the Debtors’ consent; provided, however, that the Scheduled Maturity Date may not be extended unless and until all Obligations (as defined in the Prepetition UST Tranche A Credit Agreement) and all Obligations (as defined in the Prepetition UST Tranche B Credit Agreement) have been paid in full in cash; (ii) the effective date or the date of the substantial consummation (as defined in section 1102(2) of the Bankruptcy Code) of a Plan of Reorganization that has been confirmed by an order of the Bankruptcy Court; (iii) the date the Bankruptcy Court orders the conversion of the Chapter 11 Case of any of the Loan Parties to a liquidation under Chapter 7 of the Bankruptcy Code; (iv) the date the Bankruptcy Court orders the dismissal of the Chapter 11 Case of any of the Loan Parties; (v) the date of acceleration of the Term Loans or early termination of the Initial Term Commitments hereunder, including as a result of the occurrence of an Event of Default; (vi) the date the Canadian Court orders the appointment of a receiver, interim receiver, trustee or any similar official in respect of any of the Canadian Debtors or the Canadian Collateral (which for certainty does not include the appointment of the Information Officer); or (vii) the date that is 45 calendar days after the Petition Date if the Final Order Entry Date shall not have occurred by such date.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.09.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA to which a Loan Party, any Subsidiary or any of their respective ERISA Affiliates is an “employer” as defined in Section 3(5) of ERISA.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Borrower or any Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation and similar awards, but in each case only as and when received) from any Disposition or Casualty Event, net of the following:

(i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes,

(ii) required debt payments and required payments (including principal amount, premium or penalty, if any, interest, fees and expenses and other amounts) of other obligations that are secured by the applicable asset or property (other than pursuant to the Loan Documents, the Prepetition ABL Facility Documentation (other than, prior to the Discharge of ABL Obligations, in respect of ABL Priority Collateral), the Prepetition UST Tranche A Facility Documentation (other than, prior to the Discharge of UST Tranche A Obligations, in respect of the Prepetition UST Tranche A Only Collateral) and the Prepetition UST Tranche B Facility Documentation (other than, prior to the Discharge of UST Tranche B Obligations, in respect of the Prepetition UST Tranche B Priority Collateral and the Prepetition UST Tranche B Only Collateral)),

(iii) [reserved],

(iv) [reserved],

(v) taxes paid or reasonably estimated to be payable as a result thereof (provided, that if the amount of any such estimated taxes exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or Casualty Event, the aggregate amount of such excess shall constitute Net Proceeds at the time such taxes are actually paid),

(vi) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (v) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries with respect to the assets subject to the Disposition or Casualty Event including, without limitation, liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction), and

(vii) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of the Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale, provided, that if the amount of any estimated taxes exceeds the amount of taxes actually required to be paid in cash, the aggregate amount of such excess shall constitute Net Proceeds at the time such taxes are actually paid.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or the Subsidiaries shall be disregarded.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding (or would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees (including under the Agency Fee Letter, no matter when earned in accordance with the terms thereof), Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Agent or Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” shall have the meaning assigned to such term in the definition of “Blocked Person”.

“Official Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to Section 1102 of the Bankruptcy Code.

“Operational Advisor” means Alvarez and Marsal or another nationally-recognized, reputable financial planning and analysis firm reasonably acceptable to the Lenders and engaged by the Borrower pursuant to an engagement letter meeting the requirements set forth in Section 6.13(c). The term “Operational Advisor” shall include any replacement nationally-recognized, reputable financial planning and analysis firm selected by the Borrower and reasonably acceptable to the Lenders so long as the Borrower has provided to the Lenders a replacement engagement letter meeting the requirements set forth in Section 6.13(c) for such engagement letter prior to retaining such replacement Operational Advisor.

“Organization Documents” shall mean (a) with respect to any corporation or company, the memorandum, certificate or articles of incorporation, amalgamation, continuance or association, the bylaws and any shareholder(s) agreement applicable to such corporation or company (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, limited partnership, joint venture, trust or other form of business entity, the partnership, limited partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall have the meaning assigned to such term in Section 3.01(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Fund Entities” shall mean those entities identified on Schedule 1.01(d) hereto.

“Pension Plan” shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA and in respect of which a Loan Party, any Subsidiary or any of their respective ERISA Affiliates is, or if such plan were terminated would under Section 4069 of ERISA be deemed to be, or within the six year period immediately preceding the date hereof was, a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA or an “employer” as defined in Section 3(5) of ERISA.

“Petition Date” shall have the meaning assigned to such term in the recitals to this Agreement.

“Permits” shall mean all necessary certificates, licenses, permits, franchises, trade names, certificates of occupancy, consents and other approvals required under applicable Laws for the operation of any Real Property.

“Permitted Variances” shall mean any variance from the Approved Budget which would not result in a breach of Section 7.11.

“Permitted Variance Percentage” shall mean:

(a)  with respect to Section 7.11(a), (i) with respect to the Budget Variance Test Period ending on August 18, 2023, 80%, (ii) with respect to the Budget Variance Test Period ending on August 25, 2023, 85%, and (iii) with respect to each Budget Variance Test Period ending thereafter, 90%; and

(b) with respect to Sections 7.11(b) through (d), (i) with respect to the Budget Variance Test Period ending on August 18, 2023, 120%, (ii) with respect to the Budget Variance Test Period ending on August 25, 2023, 115%, and (iii) with respect to each Budget Variance Test Period ending thereafter, 110%.

“Person” shall mean any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan of Reorganization” shall mean a plan of reorganization in the Chapter 11 Cases.

“Platform” shall have the meaning assigned to such term in Section 10.01.

“Postpetition B-2 Indebtedness” shall mean Indebtedness (other than Prepetition B-2 Indebtedness) of the Borrower or any Subsidiary outstanding under or secured pursuant to the Postpetition B-2 Loan Documents.

“Postpetition B-2 Loan Documents” means the B-2 Term Loan Credit Agreement, the “Loan Documents” under and as defined in the B-2 Term Loan Credit Agreement and all instruments and documents executed at any time in connection therewith.

“Postpetition B-2 Loans” means the Postpetition B-2 Obligations in respect of principal of “New Money Postpetition Loans” under, and as defined in, the B-2 Term Loan Credit Agreement and interest, expenses, fees, premium and other sums payable in respect thereof under the Postpetition B-2 Loan Documents.

“Postpetition B-2 Obligations” means the “Obligations” as defined in the B-2 Term Loan Credit Agreement (other than Prepetition B-2 Obligations).

“PPSA” means the Personal Property Security Act, R.S.O 1990, c. P.10; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Canadian Collateral is governed by (i) a Personal Property Security Act as in effect in a Canadian jurisdiction other than Ontario or (ii) the Civil Code of Québec, then “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Québec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority in such Canadian Collateral.

“Prepetition ABL Agent” shall mean, as the context may require, Citizens Business Capital (a division of Citizens Asset Finance, Inc., a subsidiary of Citizens, N.A.), in its capacity as administrative agent under the Prepetition ABL Facility Documentation, Citizens Business Capital (a division of Citizens Asset Finance, Inc., a subsidiary of Citizens, N.A.), in its capacity as collateral agent under the Prepetition ABL Facility Documentation.

“Prepetition ABL Credit Agreement” shall mean that certain asset-based revolving credit agreement dated as of the February 13, 2014, among the Borrower, YRC Inc., a Delaware corporation, USF Reddaway Inc., an Oregon corporation, USF Holland LLC, a Delaware limited liability company (as successor to USF Holland, Inc., a Michigan corporation) and New Penn Motor Express, LLC, a Delaware limited liability company (as successor to New Penn Motor Express, Inc., a Pennsylvania corporation), the other subsidiaries of the Borrower party thereto, the lenders party thereto and the Prepetition ABL Agent, as amended prior to the Petition Date, provided by lenders who are third party commercial banks or other financial institutions that customarily provide asset based lending credit facilities and other financial institutions consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Prepetition ABL Facility Documentation” shall mean the Prepetition ABL Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith and including all “Loan Documents” (as defined in the Prepetition ABL Credit Agreement) or similar term.

“Prepetition ABL Facility Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary outstanding under the ABL Facility Documentation, including Bank Product Debt (as defined in the Prepetition ABL Credit Agreement).

“Prepetition ABL Facility” shall mean the asset-based revolving credit facility made available to the Borrower and certain of its Subsidiaries pursuant to the Prepetition ABL Credit Agreement.

“Prepetition ABL Intercreditor Agreement” shall mean the Amended and Restated Intercreditor Agreement dated as of July 7, 2020, among the Administrative Agent and/or Collateral Agent, the Prepetition ABL Agent, the Prepetition UST Tranche A Agent, the Prepetition UST Tranche B Agent and the Loan Parties, and as the same may be further amended, restated, modified, supplemented, extended, renewed, restructured, waived or replaced from time to time.

“Prepetition ABL Priority Collateral” shall have the meaning assigned to the term “ABL Priority Collateral” in the Prepetition ABL Intercreditor Agreement.

“Prepetition ABL Secured Parties” shall have the meaning assigned to the term “ABL Secured Parties” in the Prepetition ABL Intercreditor Agreement.

“Prepetition Agents” shall mean, collectively, the (a) B-2 Agent, (b) Prepetition ABL Agent, (c) Prepetition UST Tranche A Agent and (d) Prepetition UST Tranche B Agent.

“Prepetition B-2 Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary outstanding under or secured by the Prepetition B-2 Loan Documents.

“Prepetition B-2 Lenders” means the “Prepetition B-2 Lenders” as defined in the B-2 Term Loan Credit Agreement.

“Prepetition B-2 Loan Documents” means the Prepetition B-2 Term Loan Credit Agreement, the “Loan Documents” under and as defined in the Prepetition B-2 Term Loan Credit Agreement and all instruments and documents executed at any time in connection therewith.

“Prepetition B-2 Loans” means the Prepetition B-2 Obligations in respect of principal of “Loans” under, and as defined in, the Prepetition B-2 Term Loan Credit Agreement and interest, expenses, fees, exit fee, premium and other sums payable in respect thereof under the Prepetition B-2 Loan Documents, in each case, prior to the effectiveness of the B-2 Term Loan Credit Agreement Amendment.

“Prepetition B-2 Obligations” means the “Obligations” as defined in the Prepetition B-2 Term Loan Credit Agreement.

“Prepetition B-2 Term Loan Credit Agreement” means that Amended and Restated Credit Agreement, dated as of September 11, 2019, by and among Borrower, as borrower, the guarantors from time to time party thereto, the B-2 Lenders and the B-2 Agent, as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof prior to the effectiveness of the B-2 Term Loan Credit Agreement Amendment.

“Prepetition Facility Documentation” shall mean, collectively, the (i) Prepetition B-2 Loan Documents, (ii) Prepetition ABL Facility Documentation, (iii) Prepetition UST Tranche A Facility Documentation and (iv) Prepetition UST Tranche B Facility Documentation.

“Prepetition Indebtedness” shall mean, collectively, the (i) Prepetition B-2 Indebtedness, (ii) Prepetition ABL Facility Indebtedness, (iii) Prepetition UST Tranche A Facility Indebtedness and (iv) Prepetition UST Tranche B Facility Indebtedness.

“Prepetition Lenders” shall mean, collectively, the (a) Prepetition B-2 Lenders, (b) Prepetition ABL Lenders, (c) Prepetition UST Tranche A Lenders and (d) Prepetition UST Tranche B Lenders.

“Prepetition Perfection Certificate” shall mean the Perfection Certificate as of July 7, 2023 delivered by the Borrower pursuant to the Prepetition B-2 Credit Agreement.

“Prepetition Secured Parties” shall mean, collectively, the (a) Prepetition Agents and (b) the Prepetition Lenders.

“Prepetition Senior Secured Claims” means the Claims and Liens of (a) the B-2 Lenders and B-2 Agent in respect of Prepetition B-2 Obligations, (b) the Prepetition ABL Secured Parties (provided, that, the DIP Proceeds Account shall constitute B-2 Priority Collateral and not Prepetition ABL Priority Collateral), and (c) the UST Secured Parties, including, in each case, their respective adequate protection Claims and Liens.

“Prepetition UST Tranche A Agent” shall mean, as the context may require, The Bank of New York Mellon, in its capacity as administrative agent and as collateral agent under the Prepetition UST Tranche A Facility Documentation, such agents collectively or any permitted successor or assignee administrative agent or collateral agent under the Prepetition UST Tranche A Facility Documentation.

“Prepetition UST Tranche A Controlled Account” shall have the meaning assigned to the term “UST Tranche A Controlled Account” in the Prepetition UST Tranche A Credit Agreement (as in effect as of the date hereof).

“Prepetition UST Tranche A Credit Agreement” shall mean that certain Prepetition UST Tranche A Term Loan Credit Agreement dated as of July 7, 2020, among the Borrower, the other subsidiaries of the Borrower party thereto, the lenders party thereto and the Prepetition UST Tranche A Agent, and as the same may have been further amended, restated, modified, supplemented, extended, renewed, restructured, refunded, replaced or refinanced from time to time prior to the Petition Date.

“Prepetition UST Tranche A Facility Documentation” shall mean the Prepetition UST Tranche A Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith and including all “Loan Documents” (as defined in the Prepetition UST Tranche A Credit Agreement) or similar term.

“Prepetition UST Tranche A Facility Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary outstanding under or secured by the Prepetition UST Tranche A Facility Documentation.

“Prepetition UST Tranche A Facility” shall mean the credit facility made available to the Borrower pursuant to the Prepetition UST Tranche A Credit Agreement.

“Prepetition UST Tranche A Only Collateral” shall mean the Prepetition UST Tranche A Controlled Account and all Money (as defined in the UCC) and all cash, checks, other negotiable instruments, funds and other evidences of loan proceeds properly held therein. As of the Closing Date, the aggregate amount held in the Prepetition UST Tranche A Controlled Account was $0.

“Prepetition UST Tranche A Secured Parties” shall have the meaning assigned to the term “UST Tranche A Secured Parties” in the Prepetition ABL Intercreditor Agreement.

“Prepetition UST Tranche B Agent” shall mean, as the context may require, The Bank of New York Mellon, in its capacity as administrative agent and as collateral agent under the Prepetition UST Tranche B Facility Documentation, such agents collectively or any permitted successor or assignee administrative agent or collateral agent under the Prepetition UST Tranche B Facility Documentation.

“Prepetition UST Tranche B Controlled Account” shall have the meaning assigned to the term “UST Tranche B Controlled Account” in the Prepetition UST Tranche B Credit Agreement (as in effect as of the date hereof).

“Prepetition UST Tranche B Credit Agreement” shall mean that certain Prepetition UST Tranche B Term Loan Credit Agreement dated as of July 7, 2020, among the Borrower, the other subsidiaries of the Borrower party thereto, the lenders party thereto and the Prepetition UST B Agent, and as the same may have been further amended, restated, modified, supplemented, extended, renewed, restructured, refunded, replaced or refinanced from time to time prior to the Petition Date.

“Prepetition UST Tranche B Facility Documentation” shall mean the Prepetition UST Tranche B Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith and including all “Loan Documents” (as defined in the Prepetition UST Tranche B Credit Agreement) or similar term.

“Prepetition UST Tranche B Facility Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary outstanding under or secured by the Prepetition UST Tranche B Facility Documentation.

“Prepetition UST Tranche B Facility” shall mean the credit facility made available to the Borrower pursuant to the Prepetition UST Tranche B Credit Agreement.

“Prepetition UST Tranche B Joint Account” shall have the meaning assigned to the term “UST Tranche B Joint Account” in the Prepetition ABL Intercreditor Agreement.

“Prepetition UST Tranche B Joint Collateral” shall have the meaning assigned to the term “UST Tranche B Joint Collateral” in the Prepetition ABL Intercreditor Agreement.

“Prepetition UST Tranche B Only Collateral” shall mean the Prepetition UST Tranche B Controlled Account and all Money (as defined in the UCC) and all cash, checks, other negotiable instruments, funds and other evidences of loan proceeds properly held therein. As of the Closing Date, the aggregate amount held in the Prepetition UST Tranche A Controlled Account was $0.

“Prepetition UST Tranche B Priority Collateral” shall have the meaning assigned to the term “UST Tranche B Priority Collateral” in the Prepetition ABL Intercreditor Agreement.

“Prepetition UST Tranche B Secured Parties” shall have the meaning assigned to the term “UST Tranche B Secured Parties” the Prepetition ABL Intercreditor Agreement.

“Prime Rate” shall mean, as of any day, the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Pro Rata Share” shall mean, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments (or, if Commitments have been terminated, the principal amount of the Loans) under the applicable Facility or Facilities of such Lender at such time and the denominator of which is the amount of the aggregate Commitments (or, if the Commitments have been terminated, the principal amount of the Loans) under the applicable Facility or Facilities at such time.

“Public Lender” shall have the meaning assigned to such term in Section 10.01.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles, intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor/manager as such Lender or by an Affiliate of such investment advisor/manager.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, fiduciaries, employees, agents and advisors, attorneys and representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or from, within or upon any vessel, vehicle, building, structure, facility or fixture.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived with respect to a Pension Plan.

“Request for Credit Extension” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Responsible Officer” shall mean the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, director of treasury or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed by the recipient of such document to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed by the recipient of such document to have acted on behalf of such Loan Party.

“Restricted Payment” shall mean (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest of the Borrower or any Subsidiary, or on account of any return of capital to the Borrower’s or a Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof) and (ii) any payment to any board member of any Loan Party or any Subsidiary thereof.

“Rolling Stock” shall mean any vehicles, tractors, trucks, trailers, tank trailer and other trailers, or similar vehicles and trailers, railroad cars, locomotives, stacktrains and other rolling stock and accessories used on such railroad cars, locomotives or other rolling stock (including superstructures and racks).

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission or any Governmental Authority that is the successor thereto.

“Second Day Orders” shall mean all “second day orders” with respect to the Chapter 11 Cases in form and substance satisfactory to the Lenders (and with respect to any provisions that affect the rights or duties of any Agent, such Agent), as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Lenders (and with respect to amendments, modifications or supplements that affect the rights or duties of any Agent, such Agent).

“Secured Parties” shall have the meaning assigned to such term in Section 13.04.

“Securities Account” as defined in the UCC or the PPSA, as applicable.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior ICA Provisions” means paragraphs 9(b) through 9(d) of the Interim Order and the corresponding provisions in the Final Order.

“Specified Rolling Stock” shall mean all Rolling Stock that does not constitute Prepetition UST Tranche B Priority Collateral. For the avoidance of doubt, Prepetition UST Tranche B Joint Collateral shall be Specified Rolling Stock.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or (ii) the management of which is otherwise Controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” shall have the meaning assigned to such term in Section 3.01(a).

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean (i) a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan and (ii) a Lender with a Delayed Draw Term Commitment or an outstanding Delayed Draw Term Loan.

“Term Loans” shall mean the Initial Term Loans or the Delayed Draw Term Loans, as the context may require.

“Term Note” shall mean a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit J hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Threshold Amount” shall mean $10,000,000.

“Transaction Expenses” shall mean any costs, fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions described in clause (a) of the definition of such term.

“Transactions” shall mean, collectively, (a) the execution and delivery by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder and the consummation of any other transaction in connection with the foregoing and (b) the payment of the Transaction Expenses.

“Transferred Guarantor” shall have the meaning specified in Section 11.10.

“Treasury” means the United States Department of the Treasury.

“Unaudited Financial Statements” shall mean the unaudited consolidated balance sheets and related statements of operations and cash flows of the Borrower and its consolidated Subsidiaries as at the end of and for the fiscal quarter ended March 31, 2023.

“Unencumbered Assets” shall have the meaning specified in Section 5.21(d).

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” shall have the meaning assigned to such term in Section 3.01(d).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“UST Adequate Protection Order” means the interim order attached hereto as Exhibit D, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Lenders (and with respect to amendments, modifications or supplements that affect the rights or duties of any Agent, such Agent) or, upon entry thereof by the Bankruptcy Court, the final order approving the interim order attached hereto as Exhibit H.

“UST Adequate Protection Payments” shall mean adequate protection payments expressly set forth in the UST Adequate Protection Order.

“UST Secured Parties” shall mean, collectively, the Prepetition UST Tranche A Secured Parties and the Prepetition UST Tranche B Secured Parties.

“wholly owned” shall mean, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(c) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(e) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(f) All references to “knowledge” or “awareness” of any Loan Party or a Subsidiary thereof means the actual knowledge of a Responsible Officer of a Loan Party or such Subsidiary.

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h) The word “or” is not exclusive.

(i) The usage of the term “written” includes electronic messages, including e-mail.

(j) Any reference herein or in any other Loan Document to (i) a transfer, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company, as if it were a transfer, assignment, sale or transfer, or similar term, as applicable, to a separate Person, and (ii) a merger, consolidation, amalgamation or consolidation, or similar term, shall be deemed to apply to the unwinding of such a division or allocation, as if it were a merger, consolidation, amalgamation or consolidation or similar term, as applicable, with a separate Person.

Section 1.03. Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such a Person in his or her capacity solely as an officer or representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

Section 1.04. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein or therein.

Section 1.05. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.06. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements, replacements, extensions, renewals, refinancings, restructurings and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements, replacements, extensions, renewals, refinancings, restructurings and other modifications are not prohibited by hereby; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.07. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.08. Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.09. Certain Accounting Matters. Notwithstanding any other provision contained herein or in any other Loan Document, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (a) without giving effect to any election under Statement of Financial Accounting Standards 159 or Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein; and (b) without giving effect to any treatment of

Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 and/or Statement of Financial Accounting Standards 150 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Furthermore, unless the Borrower elects otherwise, notwithstanding any other provision contained herein or in any other Loan Document, for all purposes under this Agreement and the other Loan Documents, including negative covenants, financials covenants and component definitions, operating leases and Capitalized Leases will be deemed to be treated in a manner consistent with their current treatment under GAAP as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter. For the avoidance of doubt, the principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP, except as expressly set forth in clauses (a) and (b) of this Section 1.11.

Section 1.10. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Initial Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Initial Term Borrowing”).

Section 1.11. Currency Equivalents Generally. For purposes of determining compliance with Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13 with respect to any amount of Indebtedness, Lien, Asset Sale, Restricted Payment, Capital Expenditure, affiliate transaction, Contractual Obligation, prepayment of Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder) and once incurred or made, the amount of such Indebtedness, Lien, Asset Sale, Restricted Payment, Capital Expenditure, affiliate transaction, Contractual Obligation, prepayment of Indebtedness or Investment, shall be always deemed to be at the Dollar amount on such date, regardless of later changes in currency exchange rates.

Section 1.12. Québec Matters. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement or any other Loan Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim”, “reservation of ownership” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or a PPSA shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall include “legal hypothecs” and “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “rank” or “prior claim”, as applicable (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (t) “accounts” shall include “claims”, (u) “legal title” shall be including “holding title on behalf of an owner as mandatary or prete-nom”, (v) “ground lease” shall include “emphyteusis” or a “lease with a right of superficies, as applicable, (w) “leasehold interest” shall include “rights resulting from a lease”, (x) “lease” shall include a “leasing contract” and (y) “foreclosure” shall include “the exercise of hypothecary recourse”, and (z) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

ARTICLE 2

THE CREDITS

Section 2.01. Term Loan Commitments.

(a) (i) Subject to the terms and conditions set forth in the DIP Order and DIP Term Sheet, each Lender made, on the Closing Date, a Closing Date Loan to the Borrower in an aggregate amount not exceeding such Lender’s Closing Date Commitment pursuant to the terms of the DIP Term Sheet, and each such Closing Date Loan is now deemed made hereunder as of such date. The aggregate amount of the Closing Date Loan made on the Closing Date and deemed made hereunder is $17,894,736.84. The Closing Date Commitments were terminated as of the funding of the Closing Date Loan on the Closing Date.

(ii) Subject to the terms and conditions set forth herein and in the DIP Order, each Lender severally agrees to make to the Borrower, on the Effective Date, an Effective Date Loan in an aggregate amount not to exceed the amount of such Lender’s Effective Date Commitment as indicated next to such Lender’s name on Appendix B. The aggregate amount of the Effective Date Loan to be made on the Effective Date is $11,184,210.53. The Effective Date Commitments shall terminate automatically immediately after the making of the Effective Date Loan on the Effective Date.

(iii) Subject to the terms and conditions set forth herein and in the DIP Order, each Lender severally agrees to make to the Borrower, on the Final Order Entry Date, a Final Loan in an aggregate amount not to exceed the amount of such Lender’s Final Commitment as indicated next to such Lender’s name on Appendix C. The aggregate amount of the Final Loan to be made on the Final Order Entry Date is $13,421,052.63. The Final Commitments shall terminate automatically immediately after the making of the Final Loan on the Final Order Entry Date.

(b) Subject to the terms and conditions set forth herein, each Delayed Draw Term Lender severally agrees to make to the Borrower at any time during the Delayed Draw Term Loan Availability Period one or more loans in an aggregate amount not to exceed the amount of such Delayed Term Lender’s Delayed Draw Commitment as indicated next to such Lender’s name on Appendix D (provided, that (x) the amount of the Delayed Draw Term Loans requested by the Borrower at any time shall not exceed the aggregate amount of unfunded Delayed Draw Term Commitments at such time and (y) no more than three (3) Borrowings of Delayed Draw Term Loans shall be permitted hereunder unless the Term Lenders holding the Delayed Draw Term Commitments otherwise consent).

(c) The Initial Term Loans and the Delayed Draw Term Loans are sometimes referred to individually as a “Term Loan” and together as the “Term Loans”.

(d) Closing Date Loans, Effective Date Loans, Final Loans and Delayed Draw Term Loans which are repaid or prepaid may not be reborrowed. All Term Loans and all other amounts owed hereunder and under any of Loan Document with respect to the Term Loans shall be paid in full in cash not later than the Maturity Date; provided that no prepayment, repayment, repurchase, or exchange of borrowings under the Junior DIP Facility shall occur until all B-2 Obligations have first been indefeasibly paid in full in cash and any such prepayment, repayment, repurchase or exchange shall otherwise be consistent with the priorities for liens and claims securing the Junior DIP Facility as set forth in the DIP Order and the Canadian DIP Recognition Order.

Section 2.02. Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b) The Borrower may only request Effective Date Loans in an aggregate principal amount not to exceed the Effective Date Commitment. The Borrower may only request Final Loans in an aggregate principal amount not to exceed the Final Commitment. The Borrower may only request Delayed Draw Term Loans in an aggregate principal amount not to exceed the Delayed Draw Term Commitment.

(c) Each Borrowing of Delayed Draw Term Loans shall be comprised entirely of ABR Loans.

(d) Each Lender shall make (i) each remaining Initial Term Loan to be made by it hereunder on the Effective Date and/or the Final Order Entry Date, as applicable, and (ii) each Delayed Draw Term Loan to be made by it hereunder on each Delayed Draw Term Loan Borrowing Date by wire transfer of immediately available funds to the Administrative Agent’s Office not later than 1:00 p.m., New York City time, and upon receipt of all requested funds the Administrative Agent shall promptly credit the amounts so received to the DIP Proceeds Account.

(e) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (d) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing, and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

Section 2.03. Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing not later than 1:00 p.m., New York City time, two (2) Business Days before such proposed Borrowing. Each such Request for Credit Extension shall be irrevocable (but may be conditioned upon the prepayment of indebtedness or the consummation of a specified transaction) and shall specify the following information: (i) the Class of Loans to be borrowed; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the wire instructions for the DIP Proceeds Account to which such funds shall be delivered and (iv) the amount of such Borrowing; provided, however, that, notwithstanding any contrary specification in any Request for Credit Extension, each requested Borrowing shall comply with the requirements set forth in Section 2.02 and shall be subject to satisfaction (or waiver) of the conditions precedent set forth in Section 4.01 or Section 4.02, as applicable. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Section 2.04. Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder and the Class thereof, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms and (ii) in the event of any conflict between the accounts set forth in paragraphs (b) and (c) above, the amounts set forth in the accounts maintained pursuant to paragraph (c) shall prevail.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a Term Note or a Delayed Draw Term Note, as applicable. In such event, the Borrower shall promptly execute and deliver to such Lender a Term Note or a Delayed Draw Term Note, as applicable, payable to such Lender. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive a Term Note or a Delayed Draw Term Note, as applicable, the interests represented by such Term Note or Delayed Draw Term Note, as applicable, shall at all times be represented by one or more promissory notes payable to the payee named therein, unless such Term Note or Delayed Draw Term Note, as applicable, is duly cancelled.

(f) This Section 2.04 shall at all times be interpreted and administered in such a way that the Term Notes or the Delayed Draw Term Notes, as applicable, will be issued in “registered form” within the meaning of Treasury Regulation Section 5f.163-1(a).

Section 2.05. Fees.

(a) The Borrower agrees to pay to (i) the Agents, for their own account, the administrative agent and collateral agent fees applicable to the Facilities payable in the amounts and at the times agreed upon between the Borrower and the Administrative Agent as set forth in the Agency Fee Letter, (ii) the

Administrative Agent, for the account of the Lenders according to each Lender’s Pro Rata Share of the Initial Term Loans, a fee (the “Closing Fee”) to be fully earned as of the Closing Date and due and payable on the Maturity Date in an amount equal to 4.00% of the aggregate amount of Initial Term Commitments as of the Closing Date prior to the making of the Closing Date Loans and (iii) the Lenders, according to such Lender’s Pro Rata Share of the Delayed Draw Term Loans, an exit fee (the “DDTL Exit Fee”), to be earned, due and payable on the Exit Date, equal to 7.50% per annum multiplied by the aggregate amount of Delayed Draw Term Loans drawn hereunder (the fees pursuant to the foregoing subclauses (i), (ii) and (iii) of this clause (a), the “Fees”).

(b) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent; provided that the Closing Fee shall payable on the Maturity Date only if the B-2 Obligations shall have been indefeasibly paid in full in cash prior to the payment of such Closing Fee. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06. Interest on Loans.

(a) Subject to the provisions of Section 2.07, (i) the Delayed Draw Term Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin and (ii) the Initial Term Loans shall bear interest at a rate per annum equal to 15.00%. For the avoidance of doubt, no date of payment shall be included in the calculation of fees or interest.

(b) [Reserved].

(c) Interest on each Loan shall be payable in cash on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.07. Default Interest. Automatically from and after the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter, after as well as before judgment, bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on written demand at a rate that is 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.0% per annum in excess of the interest rate otherwise payable hereunder).

Section 2.08. [Reserved].

Section 2.09. [Reserved].

Section 2.10. [Reserved].

Section 2.11. Repayment of Term Borrowings. Subject to the Senior ICA Provisions and the terms and priorities set forth in the DIP Order, the Borrower shall repay to the Administrative Agent, for the ratable account of the Term Lenders on the Maturity Date, the aggregate principal amount of all Term Loans outstanding on such date, together with all accrued and unpaid interest on the principal amount to be paid (to, but excluding, the date of such payment) and all fees and expenses payable under the Loan Documents and other outstanding Obligations, after the B-2 Obligations have been indefeasibly paid in full in cash. All repayments pursuant to this Section 2.11 shall be without premium or penalty.

Section 2.12. Voluntary Prepayment; Termination or Reduction of Commitments.

(a) Subject to the Senior ICA Provisions and the terms and priorities set forth in the DIP Order, the Borrower shall have the right at any time to prepay the Term Loans in full or in part, in each case without premium or penalty, after the B-2 Obligations have been indefeasibly paid in full in cash. The Borrower shall provide written (email) notice to the Administrative Agent of such prepayment at least one (1) Business Day prior to the date of prepayment, before 1:00 p.m., New York City time.

(b) Such notice of prepayment shall specify the prepayment date, shall be irrevocable and shall specify the principal amount of the Term Loans (or portion thereof) to be prepaid on the date stated therein; provided, however, that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the consummation of a sale transaction or any other specified event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. All prepayments under this Section 2.12 shall be without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by all accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment and all fees, expenses and other outstanding Obligations.

(c) The Borrower may, upon written notice to the Administrative Agent, terminate any unused Delayed Draw Term Commitments, or from time to time permanently reduce the unused Delayed Draw Term Commitments, in each case without premium or penalty. The Borrower shall provide written (email) notice to the Administrative Agent of its election to terminate the unused Delayed Draw Term Commitments at least one (1) Business Day prior to the date of such termination, before 1:00 p.m., New York City time.

Section 2.13. [Reserved].

Section 2.14. Pro Rata Treatment. Each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Term Loan Commitments shall be allocated pro rata among the Lenders of the applicable Class in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans); provided that the provisions of this Section 2.14 shall not be construed to apply to any payment made by the Borrower required to be made on a non pro rata basis pursuant to and in accordance with the express terms of this Agreement as in effect as of the date of this Agreement. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

Section 2.15. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Laws or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.15 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.15 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant in accordance with the terms herein. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

Section 2.16. Payments.

(a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts due and payable) hereunder and under any other Loan Document not later than 2:00 p.m., New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment shall be made to the Administrative Agent at the Administrative Agent’s Office. Subject to the Senior ICA Provisions, the Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 2.17. Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Lenders are able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in New York. In the event that there is a change in the rate of exchange prevailing between the Business Day immediately preceding the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the Borrower shall, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the Lenders are so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the

Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

ARTICLE 3

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower or any Guarantor under any Loan Document to any Lender or Agent shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, assessments, withholdings (including backup withholding), fees or similar charges imposed by any Governmental Authority including interest, penalties and additions to tax (collectively “Taxes”), excluding (i) Taxes imposed on or measured by net income, however denominated, and franchise (and similar) Taxes imposed on such Lender or Agent in lieu of net income Taxes, (ii) Taxes attributable to the failure by the relevant Lender or Agent to deliver the documentation required to be delivered pursuant to clause (d) of this Section 3.01, (iii) Taxes imposed by a jurisdiction as a result of any connection between such Lender or Agent and such jurisdiction other than any connection arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, or enforcing any Loan Document, (iv) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower or any Guarantor (as appropriate) is located, (v) any U.S. federal withholding tax imposed on amounts payable hereunder pursuant to a law in effect at such time the Lender or Agent becomes a party to this Agreement or designates a new lending office, except in each case to the extent such Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment) to receive additional amounts with respect to such withholding tax pursuant to this Section 3.01(a) and (vi) any withholding Tax imposed under FATCA (all such non-excluded Taxes imposed on such payments, being hereinafter referred to as “Indemnified Taxes”). If the Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct or withhold any Indemnified Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable by the Borrower or Guarantor shall be increased as necessary so that after making all required deductions or withholding (including deductions and withholdings applicable to additional sums payable under this Section 3.01), such Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings, (iii) the applicable withholding agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the Borrower or any Guarantor is the applicable withholding agent, the applicable withholding agent shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence acceptable to such Agent or Lender.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other intangible recording taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Agent’s or Lender’s transfer or assignment to or designation of a new applicable lending office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) except for Assignment Taxes resulting from any assignment or participation that is requested or required in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) Without duplication of Section 3.01(a) or (b), the Borrower and each Guarantor agree to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes paid by such Agent or Lender (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01(c)) and (ii) any reasonable expenses arising therefrom or with respect thereto, provided such Agent or Lender, as the case may be, provides Borrower or Guarantor with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.

(d) Each Lender and Agent shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender or Agent to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender and Agent shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents reasonably satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding the foregoing, a Lender shall not be required to deliver any form pursuant to this clause (d) (other than such documentation set forth in Sections 3.01(d)(i), 3.01(d)(ii) and 3.01(g)) that such Lender is not legally able to deliver. In addition, each Lender and Agent shall deliver to the Borrower and the Administrative Agent such other tax forms or other documents as shall be prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Agent is subject to backup withholding or information reporting requirements. Without limiting the foregoing:

(i) Each Lender and Agent that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed executed copies of Internal Revenue Service Form W-9 certifying that such Lender or Agent (as the case may be) is exempt from federal backup withholding.

(ii) Each Lender and Agent that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed executed copies of Internal Revenue Service Form W-8ECI (or any successor forms) and, in the case of an Agent, a withholding certificate that satisfies the requirements of Treasury Regulation Sections 1.1441-1(b)(2)(iv) and 1.1441-1(e) (3)(v) as applicable to a U.S. branch that has agreed to be treated as a U.S. person for withholding tax purposes(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit G-1, G-2, G-3 or G-4, as applicable (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, or

(C) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a participant holding a participation granted by a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by an Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate, Internal Revenue Service Form W-9, Internal Revenue Service Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner). Each Lender and Agent shall deliver to the Borrower and the Administrative Agent two further executed copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent that it is unable to do so. Each Lender and Agent shall promptly notify the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent.

(e) Any Lender or Agent claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to change the jurisdiction of its lending office (or take any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the reasonable, good faith determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(f) If any Lender or Agent determines, in its reasonable, good faith discretion, that it has received a refund in respect of any Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01 (including by payment of additional amounts pursuant to this Section 3.01) it shall promptly remit such refund to the Borrower or Guarantor, net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that the Borrower and Guarantors, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to the relevant Governmental Authority. This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

(g) If a payment made to a Lender or Agent under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the

Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Agent has complied with such Lender’s or Agent’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 3.01(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Each party’s obligations under this Section 3.01 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Each Lender shall indemnify each Agent, within 10 days following written demand therefor, for the full amount of any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that such Agent has not already been indemnified by the Borrower and each Guarantor for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Borrower and each Guarantor to do so) that are payable or paid by such Agent in connection with any Loan Documents, and any expenses arising therefrom or with respect thereto; provided that such Agent provides such Lender with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.

Section 3.02. [Reserved].

Section 3.03. Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any material increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loans, or a material reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.03(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes for which additional amounts are payable pursuant to Section 3.01, or any Taxes excluded from the definition of Indemnified Taxes under exception (iii) thereof to the extent such Taxes are imposed on or measured by net income or profits or are franchise taxes (imposed in lieu of the foregoing taxes) and any Taxes excluded from the definition of Indemnified Taxes under exceptions (i), (ii), (iv), (v) and (vi) thereof or (ii) reserve requirements contemplated by Section 3.03(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining its obligations to make any Loan, or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after written demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such written demand to the Administrative Agent given in accordance with Section 3.05), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its lending office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any entity controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity and such Lender’s desired return on capital), then from time to time upon written demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such written demand to the Administrative Agent given in accordance with Section 3.05), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or controlling entity for such reduction within fifteen (15) days after receipt of such written demand.

(c) The Borrower shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give written notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such written notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.03 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.03, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another lending office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.03(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.03(a), (b), (c) or (d).

Section 3.04. [Reserved].

Section 3.05. Matters Applicable to all Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable and customary averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.03, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) [Reserved].

(d) [Reserved].

(e) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted or made after the Closing Date, regardless of the date enacted or adopted.

Section 3.06. [Reserved].

Section 3.07. Survival. All of the Borrower’s obligations under this Article 3 shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

CONDITIONS PRECEDENT TO EFFECTIVENESS AND EACH CREDIT EXTENSION

Section 4.01. All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension for a Final Loan or a Delayed Draw Term Loan, as applicable, is subject to satisfaction (or waiver by the Lenders) of the following conditions precedent:

(a) The representations and warranties set forth in Article 5 and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, that any such representation and warranty that is qualified by “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to such qualification therein) on and as of the date of such Credit Extension, with the same effect as though made on and as of such date or such earlier date, as applicable.

(b) No Default or Event of Default shall exist or would result from such proposed Credit Extension from the application of the proceeds therefrom.

(c) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) With respect to the Final Loans, the Final Order (i) shall be in form and substance satisfactory to the Agents and the Lenders, (ii) shall have been entered by the Bankruptcy Court within a date which is 45 days following the Petition Date, and the Borrower shall have delivered to the Administrative Agent and the Lenders a true and complete copy of such order and (iii) shall be in full force and effect and shall not have been modified or amended absent prior written consent of the Administrative Agent and the Lenders or reversed, modified, amended, stayed, vacated, appealed or subject to a stay pending appeal or otherwise challenged or subject to any challenge in any respect absent the prior written consent of the Administrative Agent and the Lenders.

(e) With respect to any Delayed Draw Term Loan, the Prepetition Senior Secured Claims outstanding, shall not exceed, at the time of such Credit Extension, in the aggregate, $1,435,000,000.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 4.01(a) and (b) have been satisfied or waived on and as of the date of the applicable Credit Extension.

Section 4.02. Effective Date Credit Extension. The effectiveness of this Agreement and the obligation of each Lender to fund the Effective Date Loans on the Effective Date, shall be subject to satisfaction (or waiver by the Agents and the Lenders) of the following conditions precedent:

(a) The Administrative Agent and the Lenders shall have received the following, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Effective Date:

(i) executed counterparts of this Agreement duly executed by the Borrower and each Guarantor;

(ii) a Term Note executed by the Borrower in favor of each Lender that has requested a Term Note at least one Business Day in advance of the Effective Date; and

(iii) a Request for Credit Extension duly executed by the Borrower in accordance with the requirements hereof.

(b) The Administrative Agent shall have received a certificate executed by the Secretary (or other equivalent officer, partner or manager) of each Loan Party dated as of the Effective Date certifying: (i) as true and correct a copy of resolutions in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors (or other equivalent governing body, member or partner) of each Loan Party approving and authorizing the execution, delivery and performance by such Loan Party of this Amendment and all documents, instruments and agreements executed and/or delivered in connection herewith (if any) and of the transactions contemplated herein and therein, (ii) as true and correct and in full force and effect, without any amendment except as shown, a copy of the Organization Documents of each Loan Party and that the copies of such Loan Party’s Organizational Documents delivered to Administrative Agent on such date as a part of the “secretary’s certificate” delivered by such Loan Party are true, correct and complete copies of such Organizational Documents as currently in full force and effect, (iii) if available, a true and correct a copy of a good standing certificate/certificate of status for each Loan Party certified by the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation dated a recent date prior to the date hereof, and (iv) the names and signatures of the officers of such Loan Party authorized to execute and deliver this Agreement and all documents, instruments and agreements executed and/or delivered in connection herewith (if any) on behalf of such Loan Party pursuant to the resolutions referenced in clause (i) above (and such certificate shall be countersigned by another officer of such Loan Party certifying the name, office and signature of the Secretary (or other equivalent officer, partner or manager) of such Loan Party giving such certificate).

(c) The Administrative Agent and the Lenders shall have received a certificate from an officer of the Borrower certifying as to compliance with the conditions set forth in Sections 4.01(a) and (b).

(d) The Administrative Agent and the Lenders shall have received all applicable fees and other amounts, earned, due and payable on or prior to the Effective Date, including, to the extent invoiced prior to the Effective Date (except as otherwise reasonably agreed by the Borrower), reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document on or prior to the Effective Date.

(e) The Interim Order (i) shall have been entered by the Bankruptcy Court and the Borrower shall have delivered to the Administrative Agent and the Lenders a true and complete copy of such order, and (ii) shall be in full force and effect and shall not (in whole or in part) have been reversed, modified, amended, stayed, appealed or vacated, or subject to stay pending appeal, or otherwise challenged or subject to any challenge, absent prior written consent of the Lenders (and with respect to any provisions that affect the rights or duties of any Agent, such Agent).

(f) (i) No trustee, examiner, receiver or interim receiver shall have been appointed or designated with respect to the Debtors or their business, properties or assets and no motion shall be pending seeking any such relief, and (ii) no motion shall be pending seeking any other relief in the Bankruptcy Court or the Canadian Court to exercise control over Collateral with an aggregate fair market value in excess of $100,000 with respect to all such motions; provided that this clause (ii) shall not apply to any motion that is being contested in good faith by the Debtors and which contest the Debtors reasonably believe will be successful.

(g) The DIP Proceeds Account shall have been established and shall constitute Collateral but not Prepetition ABL Priority Collateral.

Solely for purposes of determining whether the conditions set forth in Section 4.01 or 4.02 have been satisfied in respect of any Credit Extension, the Agents and each Lender party hereto shall be deemed to have consented to, approved, accepted or be reasonably satisfied with any document delivered prior to such Credit Extension or other matter (in each case, for which such consent, approval, acceptance or satisfaction is expressly required by Section 4.01 or 4.02, as applicable) by releasing its signature page to this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and each of the Guarantors party hereto represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite organizational power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions, and (e) has all requisite franchises, licenses, authorizations, qualifications, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to any Loan Party), (c), (d) or (e), to the extent that failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. Subject to the entry by (and terms of) the Bankruptcy Court of the DIP Order and the Canadian DIP Recognition Order, as applicable, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) are within such Loan Party’s organizational powers, (b) have been duly authorized by all necessary corporate or other organizational action, and (c) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any post-petition Indebtedness of such Person (y) any post-petition material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (c)(ii)(x), to the extent that such violation, conflict, breach, contravention or payment, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. Subject to the entry by (and terms of) the Bankruptcy Court of the DIP Order, and, in the case of the Canadian Collateral, the applicable Canadian Orders, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) to the extent required thereunder or (d) the exercise by the Administrative Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) approvals, consents, exemptions, authorizations or other actions by, or notices to, or filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (or release existing Liens), (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or to be in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. Upon entry of the DIP Order (and in the case of the Canadian Collateral, the Canadian DIP Recognition Order), this Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 5.05. Financial Statements.

(a) (i) The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(ii) The Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and the absence of footnotes.

(b) The forecasts of income statements of the Borrower and its Subsidiaries which have been furnished to the Administrative Agent and the Lenders prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts it being understood by the Agents and the Lenders that such projections as to future events (i) are not to be viewed as facts, (ii)(A) are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrower and its Subsidiaries, (B) no assurance is given by the Borrower and its Subsidiaries that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (iii) are not a guarantee of performance and that actual results during the period or periods covered by any such projections may vary significantly from the projected results and such differences may be material.

Section 5.06. Compliance With Laws. Subject to the entry by (and terms of) the Bankruptcy Court of the DIP Order, neither the Borrower nor any of the Subsidiaries or any of their respective properties or assets is in violation of, nor will the continued operation of their properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any real property interest of the Borrower or any of its Subsidiaries, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where in each case such violation or default, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

Section 5.07. Ownership of Property; Liens.

(a) Schedule 1.01(c) sets forth a true, complete and correct list of all Real Property owned (whether in fee or through a leasehold estate under any ground lease) by Borrower and the Subsidiaries as of the Effective Date.

(b) Each of the Borrower and the Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and except where the failure to have such title or interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Each Loan Party and each Subsidiary is and has been in compliance with all Environmental Laws, which includes obtaining and maintaining all Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties and the Subsidiaries;

(b) the Loan Parties and the Subsidiaries have not received notice alleging any Environmental Liability or proposing or seeking to revoke, modify or deny the renewal of any Environmental Permit required to be held by the Loan Parties or the Subsidiaries, and neither the Loan Parties nor the Subsidiaries have become subject to any Environmental Liability;

(c) there has been no Release, discharge or disposal of Hazardous Materials (i) on, to, at, under or from any Real Property or any vehicles or facilities owned or leased by any of the Loan Parties or the Subsidiaries, or, to the knowledge of the Borrower, formerly owned, operated or leased by any Loan Party or any Subsidiary, or (ii) arising out of the conduct of the Loan Parties or the Subsidiaries that, in the case of (i) or (ii), could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by or on behalf of any Loan Party or any Subsidiary or for which any Loan Party or Subsidiary reasonably could be expected to otherwise incur any Environmental Liability; and

(d) there are no facts, circumstances or conditions arising out of or relating to, and there are no pending or reasonably anticipated requirements under Environmental Law associated with, the operations of the Loan Parties or the Subsidiaries or any Real Property, vehicles or facilities currently or, to the knowledge of the Borrower, previously owned or leased by the Loan Parties or any Subsidiary that, in such case, are known to or would reasonably be likely to require investigation, remedial activity or corrective action or cleanup by or on behalf of any Loan Party or any Subsidiary or that are known to or would reasonably be likely to result in the Borrower or any other Loan Party or Subsidiary incurring any Environmental Liability or capital expenditures to achieve or maintain compliance with Environmental Laws.

Section 5.09. Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: each of the Loan Parties and their Subsidiaries have timely filed all tax returns required to be filed (taking into account any extensions), and have paid all Taxes levied or imposed upon them or their properties, that are due and payable (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted if such contest shall have the effect of suspending enforcement or collection of such Taxes and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax deficiency or assessment known to any Loan Party against any Loan Party or any Subsidiary that would, if made, individually or in the aggregate, have a Material Adverse Effect.

Section 5.10. Litigation. Except for claims, actions, suits, investigations, litigation or proceedings stayed by Section 362 of the Bankruptcy Code and as set forth on Schedule 5.10 and/or the applicable Canadian Orders, as applicable, there does not exist any action, suit, investigation, litigation or proceeding, pending or to the knowledge of the Loan Parties, threatened in writing in any court or before any arbitrator or Governmental Authority that, (x) either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the assets or property of the Loans Parties or (y) is in respect of the Loans or the Loan Documents and either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.11. Subsidiaries. As of the Effective Date (after giving effect to the Transactions), no Loan Party has any direct or indirect Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Subsidiaries have been validly issued and are fully paid and (if applicable) non-assessable and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such Subsidiaries are owned free and clear of all Liens except (a) those created under the Collateral Documents or under the Prepetition ABL Facility Documentation, the Prepetition UST Tranche A Facility Documentation, the Prepetition UST Tranche B Facility Documentation, the Prepetition B-2 Loan Documents and the Postpetition B-2 Loan Documents (which Liens shall be subject to the Prepetition ABL Intercreditor Agreement, the terms and priorities set forth in the DIP Order and the Senior ICA Provisions) and (b) any other Lien that is permitted or granted under the DIP Order or permitted under Section 7.01. As of the Effective Date, Schedule 5.11 sets forth (i) the name and jurisdiction of each Loan Party and (ii) the direct ownership interest of the Borrower and any Loan Party thereof in each such Subsidiary, including the percentage of such ownership.

Section 5.12. Margin Regulations; Investment Company Act.

(a) No Loan Party or Subsidiary is engaged nor will it engage, principally, or as one of its important activities in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation T, U or X.

(b) Neither the Borrower, nor any of the Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information, budgets, estimates and information of a general economic or industry nature) to any Agent or any Lender about the Borrower and its Subsidiaries in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were or will be made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood and agreed by the Agents and the Lenders that such projections as to future events (i) are not to be viewed as facts, (ii) are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrower and its Subsidiaries and (iii) are not a guarantee of performance and that actual results during the period or periods covered by any such projections may vary significantly from the projected results and such differences may be material.

Section 5.14. ERISA Compliance. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws (and the regulations and published interpretations thereunder).

(b) The Loan Parties, their Subsidiaries and their respective ERISA Affiliates may incur liability for ordinary course contributions to (and make payments in satisfaction of such liabilities) which are Multiemployer Plans.

Section 5.15. Insurance. Upon entry of the Chapter 11 Orders (and in the case of the Canadian Collateral, the applicable Canadian Orders), each of the Borrower and its Subsidiaries maintains, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, that each of the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or each such Subsidiary, as applicable, operates.

Section 5.16. [Reserved].

Section 5.17. No Other Borrowed Money Indebtedness. Immediately after giving effect to the consummation of the Transactions to occur on the Closing Date the Borrower and its Subsidiaries shall have no outstanding Indebtedness for borrowed money other than (a) Indebtedness outstanding under this Agreement and the Prepetition Indebtedness and (b) Indebtedness permitted pursuant to Section 7.03.

Section 5.18. Collateral Documents. The DIP Order (and in the case of the Canadian Collateral, the Canadian DIP Recognition Order) and the Collateral Documents, on execution and delivery thereof by the parties thereto, are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, and the Liens created by the DIP Order and the Collateral Documents shall constitute fully perfected Liens on, and security interests in, in each case, to the extent available under the Chapter 11 Cases, all right, title and interest of the Loan Parties in such Collateral with the priority set forth herein and otherwise subject in all respects to the terms of the DIP Order and the applicable Canadian Orders. Notwithstanding anything to the contrary herein, nothing in this Section 5.18 is intended to or does conflict with or override the UST Adequate Protection Order and in the event of any inconsistencies between this Section 5.18 and the UST Adequate Protection Order, the UST Adequate Protection Order shall govern.

Section 5.19. Compliance with Anti-Terrorism and Corruption Laws.

(a) To the extent applicable, the Borrower and the Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act, and (iii) Canadian AML Legislation and (iv) any other similar anti-terrorism and anti-corruption legislation in other jurisdictions.

(b) None of the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or controlled Affiliate of the Borrower or any Subsidiary, (i) is a Blocked Person or (ii) is currently subject to any U.S. sanctions administered or enforced by OFAC or by any Canadian Governmental Authority that is applicable to the Borrower or any Subsidiary at such time that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and none of the Borrower or any Subsidiary will use the proceeds of the Loans for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered or enforced by OFAC or any Canadian Governmental Authority that is applicable to the Borrower or any Subsidiary.

No part of the proceeds of the Loans will be used by the Borrower or any of the Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.20. Real Property Permits. Borrower has all Permits, all of which are in full force and effect as of the date hereof required by the applicable Governmental Authorities in connection with the ownership and operation of any Material Real Property, except to the extent that the failure to have any such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.21. Secured, Super-Priority Obligations. On and after the Closing Date, solely with respect to the Initial Term Loans:

(a) The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof for (x) the motions seeking approval of the Loan Documents, the DIP Order and the applicable Canadian Orders and (y) the hearings for the approval of the DIP Order and the applicable Canadian Orders were given in each case. The Borrower has given, on a timely basis as specified in the DIP Order and the applicable Canadian Orders, all notices required to be given to all parties specified in the DIP Order and the applicable Canadian Orders.

(b) The provisions of the Loan Documents and the DIP Order (and, in the case of the Canadian Collateral, the applicable Canadian Orders), are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and perfected Liens on and security interests in all right, title and interest in the Collateral, having the priority provided for herein and in the DIP Order and the applicable Canadian Orders, and enforceable against the Loan Parties, in each case, subject to the terms and conditions of the DIP Order (and, in the case of the Canadian Collateral, the applicable Canadian Orders).

(c) Pursuant to Section 364(c)(1) of the Bankruptcy Code, all Obligations relating to or arising under the Initial Term Loans and all other obligations of the Loan Parties under the Loan Documents relating to or arising under the Initial Term Loans at all times shall be entitled to joint and several superpriority administrative expense claim status against each Debtor in the Chapter 11 Cases, which claims shall be superior to all other claims except as otherwise set forth herein and in the DIP Order, and subject to the Carve-Out and the Canadian Priority Charges pursuant to the applicable Canadian Orders to the extent set forth in the Canadian DIP Recognition Order and the other applicable Canadian Orders.

(d) Pursuant to Section 364(c)(2) of the Bankruptcy Code and DIP Order (and, in the case of the Canadian Collateral, the applicable Canadian Orders), all Obligations relating to or arising under the Initial Term Loans are secured by a first priority perfected Lien on (i) the DIP Proceeds Account and (ii) all unencumbered assets of the Loan Parties (other than Excluded Property) (now existing or hereafter acquired) and all proceeds thereof that were not subject to a perfected, non-avoidable Lien as of the Petition

Date (the “Unencumbered Assets”), which Lien is (i) pari passu with the Lien securing the Postpetition B-2 Indebtedness on such DIP Proceeds Account (it being understood that the Prepetition Secured Parties have no Lien on the DIP Proceeds Account) and (ii) senior to the Liens securing the Postpetition B-2 Indebtedness and the adequate protection Liens of the Prepetition Secured Parties solely on such Unencumbered Assets, in each case, subject to the Carve-Out and the Canadian Priority Charges (in a maximum amount not to exceed CDN$4,200,000) pursuant to the applicable Canadian Orders to the extent set forth in the Canadian DIP Recognition Order and the applicable Canadian Orders.

(e) Pursuant to Section 364(c)(3) and 364(d)(1) of the Bankruptcy Code and the DIP Order (and, in the case of the Canadian Collateral, the applicable Canadian Orders), all Obligations relating to or arising under the Initial Term Loans are secured by a Lien on the B-2 Priority Collateral that is junior to the B-2 Secured Parties’ Lien on such Collateral, including any B-2 Adequate Protections Liens (as defined in the DIP Order), but senior to the Prepetition ABL Secured Parties’ and UST Secured Parties’ Lien on such Collateral, subject to the Carve-Out and the Canadian Priority Charges pursuant to the applicable Canadian Orders to the extent set forth in the Canadian DIP Recognition Order and the other applicable Canadian Orders.

(f) Pursuant to Section 364(c)(3) of the Bankruptcy Code and the DIP Order (and, in the case of the Canadian Collateral, the applicable Canadian Orders), all Obligations relating to or arising under the Initial Term Loans are secured by junior Liens on the Collateral securing the obligations of the Prepetition Secured Parties (other than as expressly set forth above with respect to the B-2 Priority Collateral); provided, however, that such Lien on any Canadian Collateral is also junior to the Canadian Priority Charges and, for greater certainty, the Canadian DIP Charge does not apply to the Prepetition UST Tranche B Priority Collateral.

(g) The DIP Order and the Canadian Interim DIP Recognition Order are in full force and effect and have not been vacated, reversed, modified, amended or stayed without the prior written consent of Lenders.

(h) The Initial Budget and each Updated Budget were prepared in good faith by the management of the Borrower (and in consultation with the Borrower’s Operational Advisor), based on assumptions believed by the management of the Borrower to be reasonable at the time made and upon information believed by the management of the Borrower to have been accurate based upon the information available to the management of Borrower at the time such Initial Budget or Updated Budget was furnished.

Notwithstanding anything to the contrary herein, the provisions of this Section 5.21 shall apply only to the Obligations relating to or arising under the Initial Term Loans and all other obligations of the Loan Parties under the Loan Documents that relate to or arise under the Initial Term Loans. The term “Obligations” or “obligations” under this Section 5.21 shall not include any “Obligations” or “obligations” relating to or arising under the Delayed Draw Term Loans.

Section 5.22. Prepetition UST Joint and Priority Collateral. As of the Effective Date, Schedule 5.22(a) lists all Rolling Stock that constitutes Prepetition UST Tranche B Joint Collateral and Schedule 5.22(b) lists all Rolling Stock that constitutes Prepetition UST Tranche B Priority Collateral.

Section 5.23. Delayed Draw Term Commitment Priority. Notwithstanding anything herein to the contrary or in the other Loan Documents or the DIP Order to the contrary, it is expressly understood and agreed that the Liens and Claims in respect of the Delayed Draw Term Commitment shall be junior and subordinated (including in right of payment) in all respects to the Liens and Claims (including any adequate protections Liens and Claims) of the Prepetition Secured Parties and to the Liens and Claims of the B-2 Lenders and B-2 Agent under the Postpetition B-2 Loan Documents, including, for the avoidance of doubt, to the payment and enforcement of rights of each of the B-2 Secured Parties, the Prepetition ABL Secured Parties and the UST Secured Parties, which rights with respect to the B-2 Secured Parties shall be consistent with and no less favorable than those set forth in the Postpetition B-2 Loan Documents, the Prepetition B-2 Loan Documents and the DIP Order.

Section 5.24. No Canadian Pension Plans. No Loan Party maintains, sponsors, administrates, contributes to, participates in or has any obligations or any actual or contingent liability in respect of a Canadian Defined Benefit Pension Plan.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than contingent indemnification or reimbursement obligations) hereunder which is accrued or payable shall remain unpaid or unsatisfied, then from and after the Closing Date, the Borrower shall and shall (except in the case of the covenants set forth in Sections 6.01 and 6.02) cause each of the Subsidiaries to:

Section 6.01. Financial Statements, Reports, Etc. In the case of the Borrower, deliver to the Administrative Agent for prompt further distribution to each Lender, within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower (commencing with the fiscal quarter ended June 30, 2023), a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related (x) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (y) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and accompanied by customary management discussion and analysis.

Notwithstanding the foregoing, the obligations in this Section 6.01 or Section 6.02(b) may be satisfied with respect to information of the Borrower and the Subsidiaries by furnishing within the time period specified in the applicable paragraph (A) the applicable financial statements of the Borrower or (B) the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet and provides notice thereof to the Administrative Agent; (ii) such documents are posted on Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided that: (i) promptly following written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender (or, with respect to clauses (k) through (o), deliver directly to the Lenders and their advisors):

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01 (or the date on which such delivery is required), commencing with the first fiscal quarter ended after the Closing Date, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any material notices received by any Loan Party or Subsidiary (other than in the ordinary course of business) or furnished to any holder of Indebtedness or debt securities of any Loan Party or of any of its Subsidiaries (including pursuant to the terms of any Prepetition Indebtedness) (and solely in the case of Indebtedness or debt securities incurred or issued prior to the Petition Date, to the extent the principal amount thereof exceeds the Threshold Amount);

(d) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) a report setting forth the information required by sections of the Prepetition Perfection Certificate describing the legal name and the jurisdiction of organization or formation of each Loan Party and the location of the chief executive office of each Loan Party or confirming that there has been no change in such information since the Closing Date or the date of the last such report, (ii) a description of each Disposition of owned Real Property and (iii) a list of each Subsidiary of the Borrower as of the date of delivery of such Compliance Certificate;

(e) [reserved];

(f) promptly after the written request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(g) promptly after the receipt thereof by the Borrower or any of the Subsidiaries, a copy of any final “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(h) the proposed service list in connection with any Order or relief sought by any Loan Party from the Canadian Court;

(i) promptly after the furnishing thereof (and in no event later than three Business Days after the delivery thereof), a copy of each borrowing base certificate delivered under the Prepetition ABL Credit Agreement;

(j) at least two (2) days in advance of such filing or as promptly as practicable, (i) drafts of all pleadings, motions, applications, judicial information, financial information, notices, reports, orders and other documents intended to be filed by or on behalf of the Borrower or any other Loan Party with the Bankruptcy Court in the Chapter 11 Cases, or distributed by or on behalf of the Borrower or any other Loan Party to any official committee appointed in the Chapter 11 Cases and (ii) drafts of all filings, motions, pleadings, other papers or material notices intended to be filed by or on behalf of the Borrower, in its capacity as “foreign representative” of the Debtors, or any other Loan Party with the Canadian Court in the Canadian Recognition Proceedings, including all motions for all Canadian Orders;

(k) promptly after the occurrence thereof (and in no event later than one Business Day thereafter (or such longer period as agreed by the Lenders)), notice of any Loan Party entering into any new material agreement or incurring any new material obligation;

(l) not later than 5:00 p.m. New York time on the third Business Day of the last full calendar week of each month (commencing with August 30, 2023) occurring after the Closing Date (the “Updated Budget Deadline”), a supplement to, for the first such supplement, the Initial Budget, and for each supplement thereafter, the most-recently delivered Updated Budget (each such supplement which is approved in accordance with the terms of this clause (l), an “Updated Budget”), prepared by management of the Borrower in consultation with the Borrower’s Operational Advisor covering the 13-week period that commences with the Saturday of the calendar week that includes such Updated Budget Deadline, consistent with the form and level of details set forth in the Initial Budget. Each Updated Budget shall be, in each case, subject to the written approval of the Lenders; provided that, if the Lenders shall have not provided written approval of any proposed budget supplement prior to 5:00 (New York City time) on the third Business Day after receipt thereof (the “Budget Review Time”), the Lenders shall be deemed to have accepted such proposed budget supplement; provided further that, (i) if the Lenders object in writing to any proposed budget supplement prior to the Budget Review Time, no proposed budget supplement covering the 13-week period covered by such rejected budget supplement shall become an Updated Budget until and unless the Lenders approve thereof in writing (in their sole and absolute discretion), and (ii) the prior Approved Budget shall remain in effect until such time as the Lenders so approve a revised budget supplement in accordance with the foregoing sub-clause (i). As used herein, the “Approved Budget” shall mean (i) initially, the Initial Budget and (ii) thereafter, upon (and subject to) the approval (or deemed approval) of any Updated Budget by the Lenders in accordance with the foregoing procedures, such Updated Budget.

(m) not later than 5:00 p.m. New York time, on each Business Day, a liquidity update (each, a “Liquidity Report”), which may be sent by email, specifying the aggregate amount of Liquidity of the Loan Parties and their Subsidiaries as of the end of business of the immediately preceding Business Day;

(n) not later than 5:00 p.m. New York time on each Budget Variance Test Date, the following:

(i) a Budget Variance Report for the most recently ended Budget Variance Test Period; and

(ii) an updated budget prepared by management of the Borrower (in consultation with the Borrower’s Operational Advisor) covering the 13-week period that commences with the calendar week that includes such Wednesday (provided that this clause (n)(ii) may be satisfied, for each week on which an Updated Budget Deadline occurs, by delivery of the Updated Budget);

(o) not later than 5:00 p.m. New York time on the Friday of each calendar week, with information for the immediately preceding calendar week ending on a Friday (provided, that the Lenders confirm receipt of the following items as of Friday, August 25, 2023, and each Friday thereafter leading up to the Effective Date as required by the DIP Term Sheet and confirm such items received prior to the Effective Date were satisfactory to the Lenders), the following, in the case of clauses (i) and (iii) consistent with the form delivered prior to the Effective Date:

(i) a written report (each, a “Disbursement Report”) of disbursements made during the period since delivery of the last Disbursement Report (or, for the first Disbursement Report delivered hereunder, since the Petition Date), including payroll payments made by department, payments to directors, and payments to professionals;

(ii) a written report in reasonable detail (each, a “Sale Report”) setting out updates in the monetization strategy of the Borrower, including an update on the status of the sale of each Real Property and other assets of the Loan Parties contemplated by the Bidding Procedures Order, a description of inbound interests and outbound solicitations, and updates on the status of diligence and bids since delivery of the last Sale Report (or, for the first Sale Report delivered hereunder, since the Petition Date); provided that the Borrower shall be entitled to restrict and/or redact commercially sensitive information to protect the competitive sales process as determined in its good faith judgment; provided, however, that if any Lender is or becomes a potential bidder, the Loan Parties shall not be required to provide information to such Lender regarding the sale process that is not available to all potential bidders; and

(iii) a list of (A) current information with respect to all accounts receivable owed to the Loan Parties, including all collections, sales, reconciliations and payments in respect thereof, and (B) current information with respect to all accounts payable owed by the Loan Parties.

Notwithstanding anything to the contrary, neither the Borrower nor any Subsidiary will be required to disclose or permit the inspection of any document, information or other matter pursuant to this Section 6.02 (i) that is subject to attorney client or similar privilege or constitutes attorney work product or (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representative or contractors) is prohibited by law or any binding agreement (to the extent not created in contemplation of such Loan Party’s obligations under this Agreement).

Section 6.03. Notices. Promptly after the Borrower or any Guarantor has obtained knowledge thereof, notify the Administrative Agent (which shall provide notice to the Lenders):

(a) of the occurrence of any Default or an Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the filing or commencement of, or any written threat or written notice of intention of any person to file or commence any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, against the Borrower or any of its Subsidiaries that has a reasonable likelihood of adverse determination and such determination could reasonably be expected to result in a Material Adverse Effect and any material developments in any of the foregoing;

(d) of any material developments in any material action, suit, litigation or proceeding, whether at law or in equity, commenced by the Borrower or any of its Subsidiaries; and

(e) of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

(f) Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c), (d) or (e) (as applicable) and (y) setting forth details of the occurrence referred to in Section 6.03(a), (b), (c), (d) or (e), as applicable, and stating what action the Borrower has taken and proposes to take with respect thereto.

Notwithstanding anything to the contrary, neither the Borrower nor any Subsidiary will be required to disclose or permit the inspection of any document, information or other matter pursuant to this Section 6.03 (i) that is subject to attorney client or similar privilege or constitutes attorney work product, or (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representative or contractors) is prohibited by law or any binding agreement (to the extent not created in contemplation of such Loan Party’s obligations under this Agreement).

Section 6.04. Payment of Taxes. Promptly pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP if such contest shall have the effect of suspending enforcement or collection of such Taxes or, where the failure to pay, discharge or otherwise satisfy the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05 and (b) obtain, maintain, renew, extend and keep in full force and effect all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary in the normal conduct of its business, except, in the case of clause (a) (other than with respect to the Borrower) or (b), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in satisfactory working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business.

Section 6.07. Maintenance of Insurance.

(a) Generally. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business consistent in all material respects with the insurance maintained by Borrower and/or such Subsidiaries (as applicable) as of the Closing Date, which insurance shall insure against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, and which insurance shall be of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Subsidiaries) as are customarily carried under similar circumstances by such other Persons in such similar or same locations.

(b) Requirements of Insurance. Including as required by the Chapter 11 Orders, (A) use commercially reasonable efforts to cause, not later than 30 days after the Closing Date (or such longer period as the Lenders may agree in writing in their reasonable discretion), all insurance required pursuant to Section 6.07(a) and (d) (x) to provide (and to continue to provide at all times thereafter) that it shall not be canceled, materially modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent or (ii) for any other reason upon not less than 20 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent and (y) to name the Collateral Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable (and to continue to so name the Collateral Agent at all times thereafter), (B) use commercially reasonable efforts to deliver, not later than 30 days after the Closing Date (or such longer period as the Administrative Agent, with the consent of the Lenders, may agree in writing in its reasonable discretion), a copy of the policy (and to the extent any such policy is cancelled or not renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto, and (C) in the case of all property insurance policies located in the United States, not later than 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion) cause such policies to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after such date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent during the continuance of such Event of Default.

(c) Flood Insurance. Following the Closing Date, the Borrower shall deliver to the Collateral Agent and the Lenders annual renewals of the flood insurance policy under the property policy or annual renewals of a force-placed flood insurance policy.

(d) Environmental Insurance. Maintain with financially sound and reputable insurance companies, a premises pollution liability portfolio insurance and storage tank third-party liability, corrective and clean-up insurance policy with respect to its properties and business for an initial three year policy period commencing on the date hereof and with limits not less than, and with terms and conditions comparable to, the limits, terms and conditions in such policies that are in effect as of the date hereof, and subject to annual renewals after such initial three year policy period, which insurance shall be reasonably satisfactory to the Lenders. The Borrower shall purchase such insurance required under this Section 6.07(d) within 30 days following the Closing Date and provide evidence thereof to the Administrative Agent.

(e) Notify the Administrative Agent and the Collateral Agent (for distribution to the Lenders) promptly whenever any separate insurance concurrent in form or contributing in the event of material loss with that required to be maintained under this Section 6.07 is taken out by the Borrower or another Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto once available.

Section 6.08. Compliance with Laws. Subject to the terms of the Orders, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09. Books and Records. Maintain proper books of record and account, in which entries are made that are full, true and correct in all material respects and are in conformity with GAAP (except as noted therein) and which reflect all material financial transactions and matters involving the assets and business of the Borrower or a Subsidiary, as the case may be.

Section 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent or any Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and subject to bona fide confidentiality obligations, limitations imposed by law and attorney-client privilege and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and at the expense of the Borrower at any time during normal business hours; provided that the Borrower shall be entitled to restrict and/or redact information in order to protect the competitive sales process as determined in its good faith judgment; provided, further, if any Lender is or becomes a potential bidder, the Loan Parties shall not be required to provide information to such Lender regarding the sale process that is not available to all potential bidders. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

Section 6.11. Additional Collateral; Additional Guarantors. At the Borrower’s expense, take all reasonable actions which are necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including: upon any Subsidiary that constitutes an Excluded Subsidiary on the Closing Date ceasing to be an Excluded Subsidiary, within ten (10) Business Days thereafter, or such longer period as the administrative Agent, with the consent of the Lenders (in their sole discretion), may agree, causing such Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to this Agreement as Guarantors, a counterpart of the Intercompany Note and other security agreements and documents, in each case granting Liens required by the Collateral and Guarantee Requirement, and to take such action (including the filing of UCC or PPSA financing statements, as applicable), in each case, as may be reasonably requested by the Collateral Agent or the Lenders from time to time to maintain the validity, perfection, enforceability and priority of the security interest and Liens of the Collateral Agent in the Collateral, or to enable the Collateral Agent to protect, exercise or enforce its rights hereunder, under the DIP Order and in the Collateral (and, in the case of Canadian Collateral, the Canadian DIP Recognition Order).

Section 6.12. Compliance with Environmental Laws. Subject to the terms of the Chapter 11 Orders, except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and, (c) in each case to the extent the Loan Parties or the Subsidiaries are required to do so by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 6.13. Further Assurances and Post-Closing Conditions.

(a) [Reserved].

(b) Promptly upon reasonable request by the Lenders, Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral (including, without limitation, any defect or error related to certificates of title for vehicles and other rolling stock) as to which the Borrower reasonably agrees is a defect or error, (ii) notwithstanding that all of the security interests described herein with respect to the Collateral shall be effective and perfected by the DIP Order (and, in the case of Canadian Collateral, the Canadian DIP Recognition Order) and without the necessity of the execution of mortgages, security agreements, pledge agreements or other agreements, take all action that may be necessary or desirable to maintain the validity, perfection, enforceability and priority of the security interest and Liens of the Collateral Agent in the Collateral, or to enable the Collateral Agent to protect, exercise or enforce its rights hereunder, under the DIP Order and in the Collateral (and, in the case of Canadian Collateral, the Canadian DIP Recognition Order) and (iii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lenders, the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Loan Documents and to cause the Collateral and Guarantee Requirement to be and remain satisfied.

(c) At all times engage, at the cost of the Borrower, the Operational Advisor for financial planning and analysis services, including assistance in preparation of cash flow forecasting and budget variance reporting under this Agreement pursuant to an engagement letter in form and substance reasonably satisfactory to the Lenders (it being agreed that the engagement letter in effect on the Closing Date is reasonably satisfactory); provided that, if for any reason the Operational Advisor becomes unavailable or unable to perform its duties under this Agreement, the Borrower shall have five (5) days (or such longer timeframe as the Lenders may agree in its sole discretion) to replace the Operational Advisor in accordance with the terms of this Agreement.

Section 6.14. Lender Calls; Access; Diligence Requests.

(a) The Borrower shall, and shall cause the other Loan Parties to, make the members of its senior management and its professional advisors (including the Operational Advisor) available for update calls at least once per calendar week (unless the Lenders request a lesser frequency) with the Lenders and the Lenders’ respective professional advisors, at times reasonably acceptable to the Lenders to discuss the Chapter 11 Cases and the Canadian Recognition Proceedings, the then-current Approved Budget, the Budget Variance Reports, the Liquidity Reports, Sale Reports, other reporting delivered hereunder, union matters, the quantum of any obligations secured by the Canadian Priority Charges, the status of any monetization strategies being pursued by the Borrower and its Subsidiaries, including pursuant to the Bidding Procedures Order, and any other matters (including business, operational and due diligence matters) reasonably requested by the Lenders.

(b) The Borrower shall, and shall cause the other Loan Parties to, make the members of its senior management and its professional advisors (including the Operational Advisor) available from time to time, at reasonable times, and during normal business hours, upon the reasonable request of the Lenders to provide, discuss, inform and/or confer on (i) the matters described in clause (a) above, strategic planning, cash and Liquidity management, operational and restructuring activities and other matters reasonably related thereto and (ii) if reasonably necessary, any reasonable diligence requests, which may include access to books and records (including historical information) and real property assets of the Borrower and its Subsidiaries.

(c) The Borrower shall, and shall cause the members of its senior management and its professional advisors (including the Operational Advisor) to promptly provide such additional information regarding any of the matters described in clauses (a) and (b) above, and the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Subsidiaries, including the business performance and tax and collateral due diligence of the Borrower and its Subsidiaries, as the Administrative Agent or any Lender may from time to time reasonably request.

Notwithstanding anything to the contrary, neither the Borrower nor any Subsidiary will be required to disclose any matter pursuant to this Section 6.14 (i) that is subject to attorney client or similar privilege or constitutes attorney work product, or (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representative or contractors) is prohibited by law or any binding agreement (to the extent not created in contemplation of such Loan Party’s obligations under this Agreement). Additionally, notwithstanding anything to the contrary in this Section 6.14, the Borrower shall be entitled to restrict and/or redact information in order to protect the competitive sales process as determined in its good faith judgment; provided, further, if any Lender is or becomes a potential bidder, the Loan Parties shall not be required to provide information to such Lender regarding the sale process that is not available to all potential bidders.

Section 6.15. Use of Proceeds and Collateral.

(a) The proceeds of the Initial Term Loans and the Delayed Draw Term Loans shall be applied in accordance with the Approved Budget (subject to Permitted Variances). No part of the proceeds of any Loan will be used, whether directly or indirectly in any manner that causes such Loan or the application of such proceeds to violate the Regulations of the Board, including Regulation T, Regulation U and Regulation X, or any other regulation thereof, or to violate the Exchange Act;

(b) No part of the proceeds of any Loan, the Debtors’ Cash Collateral, the Collateral or the Carve-Out will be used, whether directly or indirectly:

(i) for any purpose that is prohibited under the Bankruptcy Code, the DIP Order or the applicable Canadian Orders and not in accordance with the Approved Budget (subject to Permitted Variances);

(ii) to finance or reimburse for expenses incurred or to be incurred, in both instances, in any way (A) any adversary action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to the interests of any or all of the Secured Parties, the B-2 Secured Parties, the Prepetition Secured Parties, or their respective rights and remedies under the Loan Documents, the Postpetition B-2 Loan Documents, the DIP Order, or the Prepetition Facility Documentation; or (B) any other action which with the giving of notice or passing of time would result in an Event of Default hereunder or under the Postpetition B-2 Loan Documents;

(iii) other than in respect to UST Adequate Protection Payments or Prepetition ABL Secured Parties as set forth in the DIP Order, for the payment of fees, expenses, interest or principal or any other payment with respect to the Prepetition ABL Facility, Prepetition UST Tranche A Credit Agreement or Prepetition UST Tranche B Credit Agreement;

(iv) other than for payments for director fees included in and permitted by the Approved Budget, subject to the Debtors’ ability to make UST Adequate Protection Payments pursuant to the UST Adequate Protection Order, to make any payment to any board member or shareholder of any Loan Party in their capacity as such; or

(v) except as permitted by the Approved Budget (subject to Permitted Variances) to make any payment in settlement of any claim, action or proceeding without the prior written consent of the Lenders. For the avoidance of doubt, no accrued vacation payment obligations on account of employees terminated prior to the Petition Date shall be paid until all Prepetition Indebtedness has been indefeasibly paid in full in cash.

Nothing herein shall in any way prejudice or prevent the Administrative Agent or the Lenders from objecting, for any reason, to any requests, motions, or applications made in the Bankruptcy Court or the Canadian Court, including any application of final allowances of compensation for services rendered or reimbursement of expenses incurred under Sections 105(a), 330 or 331 of the Bankruptcy Code, by any party in interest (and each such order shall preserve the Administrative Agent’s and the Lenders’ right to review and object to any such requests, motions or applications).

Section 6.16. Chapter 11 Cases and Canadian Recognition Proceedings.

(a) Except where such failure is cured within two (2) Business Days of the earlier of the Borrower having knowledge thereof and any written notice by the Administrative Agent (at the direction of the Lenders), comply in all material respects with each Chapter 11 Order and the orders of the Canadian Court in the Canadian Recognition Proceedings.

(b) Promptly provide to and discuss with the Administrative Agent and each Lender any and all information and developments in connection with (i) any proposed conveyance, sale, assignment, transfer or other disposition of all or any part of the assets of the Loan Parties or their Subsidiaries or (ii) the sale or other disposition or issuance of any Equity Interests of the Loan Parties; provided that the Borrower shall be entitled to restrict and/or redact commercially sensitive information to protect the competitive sales process as determined in its good faith judgment; provided, however, that if any Lender is or becomes a potential bidder, the Loan Parties shall not be required to provide information to such Lender regarding the sale process that is not available to all potential bidders.

(c) [Reserved].

(d) Timely pay all material obligations arising after the Petition Date in accordance with their terms after giving effect to any applicable grace and cure periods (including all reasonable and documented fees and out of pocket expenses of estate professionals when due in accordance with the interim compensation procedures approved in the Chapter 11 Cases) and timely pay and discharge promptly all material taxes, assessments and governmental charges or levies imposed upon any Loan Party or upon its income or profits or in respect of its property arising after the Petition Date, as well as all material lawful claims for labor, materials and supplies or otherwise arising after the Petition Date which, if unpaid, would become a Lien or charge upon such properties or any part thereof, before the same shall become in default; provided that the Borrower and each of its Subsidiaries shall not be required to pay and discharge or to cause to be paid and discharged any such obligation, tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings (if the Borrower or its Subsidiaries shall have set aside on their books adequate reserves therefor) or (ii) non-payment and discharge thereof is permitted or required under the Bankruptcy Code, the CCAA, or order of the Bankruptcy Court or order of the Canadian Court.

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than contingent indemnification or reimbursement obligations) hereunder which is accrued or payable shall remain unpaid or unsatisfied, then from and after the Closing Date:

Section 7.01. Liens. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens (i) created pursuant to any Loan Document, (ii) securing any Prepetition Indebtedness and (iii) subject to the terms and conditions of the DIP Order and the applicable Canadian Orders, securing any Postpetition B-2 Indebtedness;

(b) Liens existing immediately prior to the Petition Date and listed on Schedule 7.01(b); provided that the Lien does not extend to any additional property other than any replacements of such property or assets and additions and accessions thereto, after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition, or asset of the Borrower or any Subsidiary and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender);

(c) Liens for unpaid utilities, taxes, assessments or governmental charges that are (i) not overdue for a period of more than thirty (30) days and are not otherwise delinquent, securing obligations in an amount not to exceed $500,000, or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (ii) otherwise not required to be paid pursuant to Section 6.04;

(d) statutory, lease or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, in each case arising in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, that either secure obligations in an amount not to exceed $100,000, are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or stayed by the Chapter 11 Cases or the Canadian Recognition Proceedings;

(e) (i) Liens in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) Liens in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries; provided that this Section 7.01(e) shall not permit liens securing letters of credit;

(f) Liens to secure the performance of bids, trade contracts, governmental contracts and leases (in the case of each of the foregoing, other than for Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business; provided that this Section 7.01(f) shall not permit liens securing letters of credit;

(g) (i) easements, rights-of-way, restrictions (including zoning restrictions and other land use regulations), encroachments, protrusions, reservations and other similar encumbrances and minor title defects affecting Real Property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and the Subsidiaries, taken as a whole and (ii) ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of the Subsidiaries are located; provided in the case of this clause (ii) that such ground leases do not confer rights on the counter-party(ies) thereto superior to those of the Collateral Agent in the relevant property;

(h) Liens securing judgments not constituting an Event of Default under Section 8.01(h);

(i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(j) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(k) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) arising in the ordinary course of business in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to the general terms and conditions of such banking institutions;

(l) Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m) Liens (i) in favor of the Borrower or a Subsidiary on assets of a Subsidiary that is not a Loan Party securing Indebtedness permitted under Section 7.03 and (ii) in favor of the Borrower or any Guarantor;

(n) any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any of the Subsidiaries in the ordinary course of business; provided, that no such lease or sublease shall constitute a Capitalized Lease;

(o) junior Liens relating to any Multiemployer Plan or Pension Plan;

(p) [reserved];

(q) [reserved];

(r) [reserved];

(s) [reserved]

(t) [reserved];

(u) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto in the ordinary course of business;

(v) [reserved];

(w) [reserved];

(x) [reserved];

(y) [reserved];

(z) [reserved];

(aa) [reserved];

(bb) Liens expressly permitted to be granted pursuant to (i) the First Day Orders or Second Day Orders or (ii) pursuant to the DIP Order;

(cc) utility and similar deposits in the ordinary course of business; and

(dd) other Liens with respect to property or assets securing obligations other than for borrowed money of the Borrower or any Subsidiary in an aggregate principal amount not to exceed, together with all Investments made pursuant to Section 7.02(p) and Indebtedness incurred pursuant to Section 7.03(cc), $350,000 in the aggregate during the term of this Agreement; and

(ee) the CCAA Charges.

Section 7.02. Investments. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make or hold any Investments, except:

(a) Investments by the Borrower or any of the Subsidiaries in cash or Cash Equivalents in accordance with the Approved Budget (subject to Permitted Variances);

(b) [reserved];

(c) Investments (i) by and among Loan Parties and (ii) by any Loan Party in a Subsidiary that is not a Loan Party; provided that the aggregate amount of Investments under this clause (ii) shall not exceed $350,000 during the term of this Agreement;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit or other credits to suppliers in the ordinary course of business;

(e) Investments existing on the Petition Date and set forth on Schedule 7.02(e);

(f) Investments in Swap Contracts as in effect immediately prior to the Petition Date.

(g) [reserved];

(h) [reserved];

(i) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(j) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers;

(k) advances of payroll payments to employees (other than senior management) in the ordinary course of business;

(l) [reserved];

(m) [reserved];

(n) [reserved];

(o) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case, which leases or other obligations are entered into by the Borrower or any Guarantor in the ordinary course of business;

(p) other Investments in an aggregate amount not to exceed, together with all Liens incurred pursuant to Section 7.01(dd) and Indebtedness incurred pursuant to Section 7.03(cc), $350,000 in the aggregate during the term of this Agreement;

(q) make lease, utility and other similar deposits or any other advance or deposit permitted by this Agreement, in the ordinary course of business and in accordance with the Approved Budget (subject to Permitted Variances);

(r) [reserved];

(s) Investments in Deposit Accounts or Securities Accounts opened in the ordinary course of business;

(t) [reserved];

(u) [reserved]; and

(v) Investments consisting of or resulting from (i) Indebtedness permitted under Section 7.03, (ii) Liens permitted under Section 7.01, (iii) Restricted Payments permitted under Section 7.06, (iv) Dispositions permitted by Section 7.05 and (v) fundamental changes permitted by Section 7.04; and

(w) Investments expressly permitted to be made pursuant to (i) the First Day Orders or Second Day Orders, or (ii) the DIP Order.

Section 7.03. Indebtedness. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except the following:

(a) Indebtedness of any Loan Party under (i) the Loan Documents and (ii) subject to the terms and conditions of the DIP Order, the Postpetition B-2 Loan Documents;

(b) (i) Indebtedness existing immediately prior to the Petition Date and listed on Schedule 7.03(b) and (ii) intercompany Indebtedness outstanding on the Petition Date;

(c) Prepetition Indebtedness; provided that, for the avoidance of doubt, the Borrower shall not redraw or reborrow any amounts under the Prepetition ABL Facility after the Petition Date;

(d) [reserved];

(e) [reserved];

(f) Indebtedness in respect of Swap Contracts that were designed to hedge against the Borrower’s or any Subsidiary’s exposure to interest rates, foreign exchange rates or commodities (including fuel) pricing risks incurred not for speculative purposes;

(g) [reserved];

(h) Indebtedness representing deferred compensation to employees of the Borrower or any of its Subsidiaries incurred in the ordinary course of business and other obligations and liabilities arising under employee benefit plans in the ordinary course of business;

(i) [reserved];

(j) [reserved];

(k) Indebtedness in respect of treasury, depository, credit card, debit card and cash management services or automated clearinghouse transfer of funds, overdraft or any similar services incurred in the ordinary course of business and in accordance with the DIP Order or any cash management order filed in connection with the Chapter 11 Cases and acceptable to the Lenders;

(l) Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements that do not constitute Guarantees, in each case, in the ordinary course of business and in accordance with the DIP Order and the Approved Budget (subject to Permitted Variances);

(m) [reserved];

(n) indebtedness of the Borrower or any of its Subsidiaries to the extent outstanding immediately prior to the Petition Date in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business and not in connection with the borrowing of money, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness incurred in the ordinary course of business with respect to reimbursement-type obligations regarding workers compensation claims;

(o) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice, not in connection with the borrowing of money or Swap Contracts and as in effect immediately prior to the Petition Date;

(p) [reserved]

(q) [reserved];

(r) [reserved];

(s) [reserved];

(t) all premiums (if any), interest (including post-petition interest and interest paid in kind), fees, expenses, charges and additional or contingent interest on obligations described in the other clauses under this Section 7.03;

(u) [reserved];

(v) [reserved];

(w) [reserved];

(x) Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made hereunder;

(y) [reserved];

(z) [reserved];

(aa) [reserved];

(bb) Indebtedness expressly permitted to be incurred pursuant to (i) the First Day Orders or Second Day Orders, (ii) the Approved Budget (subject to Permitted Variances) or (iii) pursuant to the DIP Order;

(cc) other Indebtedness (other than for borrowed money) of the Borrower or any of its Subsidiaries, in an aggregate principal amount not to exceed, together with all Liens incurred pursuant to Section 7.01(dd) and Investments made pursuant to Section 7.02(p), $350,000 in the aggregate during the term of this Agreement; and

(dd) Indebtedness incurred in respect of credit cards, credit card processing services debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the ordinary course of business.

Without limiting the foregoing, in no event shall any Loan Party incur any additional Indebtedness, other than the Carve-Out and the Canadian Priority Charges, that (x) ranks pari passu with or senior to the Loans (except for the Postpetition B-2 Obligations) or (y) benefits from a first priority Lien under Section 364 of the Bankruptcy Code or any other Debtor Relief Law (except for the Postpetition B-2 Obligations).

Section 7.04. Fundamental Changes. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (i) with the prior written consent of the Lenders (ii) as permitted by Section 7.05 and (iii) pursuant to (A) the First Day Orders or Second Day Orders, (B) the Bidding Procedures Order, (C) the DIP Order or (D) the applicable Canadian Orders.

Section 7.05. Dispositions. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make any Disposition (including, without limitation, abandoning any assets), except:

(a) Dispositions of cash and Cash Equivalents in accordance with the Approved Budget (subject to Permitted Variances);

(b) Dispositions of property to the extent (i) such Disposition is for no less than the fair market value of such property, (ii) except pursuant to a credit bid by the B-2 Lenders (or the B-2 Agent on behalf of the B-2 Lenders), 100% of the proceeds thereof are in the form of cash or Cash Equivalents, (iii) [reserved] and (iv) such Disposition is in accordance with the Bidding Procedures Order;

(c) Dispositions of property to and among Loan Parties or from a non-Loan Party to a Loan Party; provided that any transfer of any property by the Borrower or any Domestic Subsidiary of the Borrower to a Foreign Subsidiary of the Borrower after the Petition Date shall require the prior written consent of the Lenders;

(d) Dispositions (including write-offs, discounts, and compromises) or discounts without recourse of accounts receivable and related assets in connection with the compromise or collection thereof in the ordinary course of business;

(e) the unwinding of any Swap Contract or cash management agreement, in each case, in effect on the Petition Date;

(f) the Disposition of any account receivable in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice;

(g) the incurrence of Liens or making of Investments permitted hereunder;

(h) transfers of property subject to Casualty Events upon the receipt (where practical) of the Net Proceeds of such Casualty Event;

(i) Dispositions (including the abandonment thereof) of immaterial assets (i) in an aggregate amount not exceeding $250,000 during the term or (ii) subject to Chapter 11 Orders satisfactory to the Lenders; and

(j) Dispositions (i) made in connection with the First Day Orders or Second Day Orders, (ii) made in connection with the DIP Order or the Bidding Procedures Order, (iii) made in connection with the applicable Canadian Orders, or (iv) consented to by the Lenders and, to the extent involving B-2 Priority Collateral, the B-2 Lenders.

Section 7.06. Restricted Payments. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, except (a) each Subsidiary may make Restricted Payments to (i) the Borrower or any other Domestic Subsidiary or Canadian Subsidiary and (ii) any other Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Borrower and any other Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests), in the case of this clause (ii), solely if required to comply with this Agreement and (b) payments of directors fees included and as permitted by the Approved Budget (subject to Permitted Variances), in each case other than UST Adequate Protection Payments pursuant to the UST Adequate Protection Order.

Section 7.07. Organization Documents. Except as required by the Bankruptcy Code, the Borrower shall not, nor shall the Borrower permit any of the Subsidiaries to, amend, restate, supplement or otherwise modify, or waive any of its rights under, its Organization Documents to the extent adverse in any material respect to the Lenders (in their capacities as such).

Section 7.08. Transactions with Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, enter into any transaction of any kind with any of its Affiliates, whether or not in the ordinary course of business, other than (a) transactions between or among Loan Parties or any entity that becomes a Loan Party as a result of such transaction and transactions between or among Subsidiaries that are not Loan Parties, (b) to the extent pursuant to the Approved Budget (subject to Permitted Variances), (i) Investments made pursuant to Section 7.02 and Restricted Payments permitted under Section 7.06, (ii) customary employment, consulting and severance arrangements between the Borrower and the Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant employee benefit plans and similar arrangements in the ordinary course of business to the extent permitted under the DIP Order, (iii) the payment of customary fees and reasonable out of pocket costs to, and customary indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and the Subsidiaries in the ordinary course of business, (iv) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08, (v) transactions made in connection with the First Day Orders or Second Day Orders, (vi) pursuant to the Approved Budget (subject to Permitted Variances), and (vii) transactions made pursuant to the DIP Order or otherwise permitted hereunder and under the Postpetition B-2 Loan Documents.

Section 7.09. Burdensome Agreements. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, enter into or permit to exist any Contractual Obligation after the Closing Date (other than the Loan Documents, the Postpetition B-2 Loan Documents, pursuant to the Prepetition Indebtedness, or agreements entered into as permitted by the First Day Orders or Second Day Orders, the DIP Order or the Bidding Procedures Order, in each case, to the extent such orders are acceptable to the Lenders) that limits the ability of (a) any Subsidiary that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or to make or repay loans or advances to or otherwise transfer assets to or make Investments in the Borrower or any Subsidiary that is a Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which exist on the Petition Date and are listed on Schedule 7.09 hereto.

Section 7.10. [Reserved].

Section 7.11. Budget Variance Covenants. Commencing with the Budget Variance Test Date occurring on Friday, August 25, 2023, and on each Budget Variance Test Date occurring thereafter, the Borrower shall not, nor shall it permit any of its Subsidiaries to, permit:

(a) the sum of the actual aggregate cash receipts of the Borrower and its Subsidiaries (excluding proceeds of the Term Loans) for the Budget Variance Test Period ending immediately prior to such Budget Variance Test Date to be less than the Permitted Variance Percentage of the aggregate amount set forth for the line item in the Approved Budget entitled “Total Receipts” for such Budget Variance Test Period; or

(b) the sum of the actual aggregate operating disbursements of the Borrower and its Subsidiaries for the Budget Variance Test Period ending immediately prior to such Budget Variance Test Date to be greater than Permitted Variance Percentage of the aggregate amount set forth for the line item in the Approved Budget entitled “Total Operating Disbursements” for such Budget Variance Test Period; or

(c) the sum of the actual aggregate amounts paid by the Borrower and its Subsidiaries with respect to severance and accrued pre-petition wages for the Budget Variance Test Period ending immediately prior to such Budget Variance Test Date to be greater than Permitted Variance Percentage of the aggregate amount set forth for the line items in the Approved Budget entitled “Severance” and “Accrued Pre-Petition Wages” for such Budget Variance Test Period; or

(d) the sum of the actual aggregate disbursements of the Borrower and its Subsidiaries with respect to lienholders and on account of taxes and other restructuring costs for the Budget Variance Test Period ending immediately prior to such Budget Variance Test Date to be greater than Permitted Variance Percentage of the aggregate amount set forth for the line item in the Approved Budget entitled “Prepetition Vendors & Taxes” for such Budget Variance Test Period.

To the extent that any Budget Variance Test Period encompasses a period that is covered in more than one Approved Budget, the applicable weeks from each applicable Approved Budget shall be utilized in making the calculations pursuant to this Section 7.11.

Section 7.12. Fiscal Year. The Borrower shall not make any change in its fiscal year or fiscal quarters (it being understood that the Borrower’s fiscal year ends on December 31 of each year, and that each of the first three fiscal quarters of each fiscal year of the Borrower ends on the March 31, June 30 and September 30, respectively); provided, however, that the Borrower may, upon written notice to the Administrative Agent and the Lenders, change its fiscal year and fiscal quarters to any other fiscal year (and any other fiscal quarters) reasonably acceptable to the Administrative Agent and the Lenders, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such changes.

Section 7.13. Prepayments, Etc. of Indebtedness. (a) Except as set forth in the Approved Budget (subject to Permitted Variances), the DIP Order, the applicable Canadian Orders, the Bidding Procedures Order, the First Day Order, the Second Day Order or the UST Adequate Protection Order, until the Initial Term Loans have been paid in full in cash, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly from proceeds of the B-2 Priority Collateral, voluntarily pay, prepay, redeem, purchase, defease or otherwise satisfy any principal, interest or other amounts, in any manner, with respect to any Prepetition ABL Facility Indebtedness, Prepetition UST Tranche A Facility Indebtedness or Prepetition UST Tranche B Facility Indebtedness or payables, other than (i) payments set forth in the Approved Budget (subject to Permitted Variances), (ii) UST Adequate Protection Payments, (iii) ABL Adequate Protection Fees and Expenses (as defined in the DIP Order), (iv) adequate protection payments for the B-2 Lenders, (v) any other payments contemplated by the DIP Order (including prepayments and repayments of the B-2 Obligations), and (vi) other payments agreed in writing by the Lenders and authorized by the Bankruptcy Court or the Canadian Court.

(b) Except as permitted by the DIP Order, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, amend, modify, change, terminate or release in any manner materially adverse to the interests of the Lenders, any term or condition of any document comprising Prepetition Facility Documentation or any Postpetition B-2 Loan Document, in each case without the prior written consent of the Lenders.

Section 7.14. [Reserved].

Section 7.15. Leases and Other Executory Contracts; Exclusivity Period. The Borrower shall not (i) assume or reject any executory contract or unexpired lease or (b) consent to termination or reduction of the exclusivity period to file and solicit a Plan of Reorganization or fail to object to any motion seeking to terminate or reduce such exclusivity period, in each case, without the consent of the Lenders and, to the extent constituting or impacting any B-2 Priority Collateral, the B-2 Lenders.

Section 7.16. DIP Proceeds Account; Use of Cash. The Borrower shall maintain the DIP Proceeds Account at all times and ensure that only proceeds of Initial Term Loans, Postpetition B-2 Loans and Delayed Draw Term Loans are deposited in the DIP Proceeds Account. The Borrower (i) shall not, nor shall it permit any Subsidiary who holds such DIP Proceeds Account, to withdraw any cash in the DIP Proceeds Account, or otherwise make any other payments during the pendency of the Chapter 11 Cases (notwithstanding the source of cash), except consistent with the Approved Budget (subject to Permitted Variances) and unless each of the following shall be true on the date of such withdrawal: (x) The representations and warranties set forth in Article 5 and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, that any such representation and warranty that is qualified by “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to such qualification therein) on and as of the date of such Credit Extension with the same effect as though made on and as of such date or such earlier date, as applicable, and (y) no Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom and (ii) for the avoidance of doubt, shall not permit any cash in such DIP Proceeds Account to be subject to any zero-balance or other similar automatic sweep. For the avoidance of doubt, none of the DIP Proceeds Account, any funds therein, or any proceeds of Initial Term Loans, Postpetition B-2 Loans or Delayed Draw Term Loans shall be subject to any terms or provisions in the DIP Order governing cash that constitutes Prepetition ABL Priority Collateral.

Section 7.17. No Canadian Pension Plans. No Loan Party shall maintain, sponsor, administer, contribute to, participate in, or have any obligations or any actual or contingent liability in respect of any Canadian Defined Benefit Pension Plan.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein or in any other Loan Document, any amount of principal of any Loan, (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of (i) Sections 6.03(a) (provided that the delivery of a notice of Default or Event of Default at any time will cure an Event of Default under Section 6.03(a) arising from the failure of the Borrower to timely deliver such notice of Default or Event of Default), 6.05(a) (solely with respect to the Borrower), 6.13(c), 6.14, 6.15, 6.16 or Article 7 or (ii) Section 6.01 or 6.02 and, in the case solely of this clause (ii), such failure continues for two Business Days after the earlier of (A) a Responsible Officer of the Borrower becoming aware of such default and (B) receipt by the Borrower of written notice thereof from the Administrative Agent or the Lenders; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other term, covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for fifteen (15) days after receipt by the Borrower of written notice thereof from the Administrative Agent or the Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any Compliance Certificate or other document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Except as a result of the events leading up to or resulting from the commencement of the Chapter 11 Cases, the ceasing of operations, the commencement of the Chapter 11 Cases, the Canadian Recognition Proceedings or entry into this Agreement and unless the payment, acceleration and/or the exercise of remedies with respect to any such Indebtedness is stayed by the Bankruptcy Court or the Canadian Court, any Loan Party or any Subsidiary (i) fails to make any payment after the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any other prepetition Indebtedness (other than Indebtedness hereunder and, for the avoidance of doubt, excluding Prepetition Indebtedness) having an outstanding aggregate principal amount of not less than the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such prepetition Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any other default thereunder by any Loan Party), after all grace periods having expired and all required notices having been given, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after all grace periods having expired and all required notices having been given, such prepetition Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or

(f) [Reserved]; or

(g) [Reserved]; or

(h) Judgments. Except as a result of the events leading up to or resulting from the commencement of the Chapter 11 Cases or the Canadian Recognition Proceedings, the commencement of the Chapter 11 Cases or the Canadian Recognition Proceedings or entry into this Agreement and unless any such judgment is stayed by the Bankruptcy Court or the Canadian Court, there is entered against any Loan Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance or indemnity as to which the insurer or third party indemnitor has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity of Loan Documents. Any material provision of the Loan Documents, at any time after their execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations (other than other than contingent obligations), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations), or purports in writing to revoke or rescind any Loan Document; or

(j) [Reserved]; or

(k) Collateral Documents. The DIP Order, the Canadian DIP Recognition Order and the Collateral Documents after delivery thereof pursuant to Sections 4.02, 6.11 or 6.13 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create, or shall be asserted by any Loan Party not to create, a valid and perfected Lien, on and security interest in the Collateral, with the priority required herein and in the DIP Order, subject to Liens permitted under Section 7.01; or

(l) ERISA. The occurrence of an ERISA Event pursuant to clause (r) of the definition of such term that has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(m) [Reserved]; or

(n) [Reserved]; or

(o) The Chapter 11 Cases.

(i) A Final Order shall not have been entered by the Bankruptcy Court on or before the date that is 45 days after the Petition Date, which Final Order shall be in full force and effect and shall not have been reversed, modified, amended, stayed, vacated, appealed or subject to pending appeal or otherwise challenged or subject to any challenge in any respect without prior consent of the Lenders; or

(ii) Any Chapter 11 Cases or Canadian Recognition Proceedings shall be dismissed (or the Bankruptcy Court or Canadian Court, as applicable, shall make a ruling requiring the dismissal of any Chapter 11 Case or Canadian Recognition Proceedings), suspended or converted to a case under chapter 7 of the Bankruptcy Code, or any Loan Party shall file any pleading, application or motion requesting any such relief; or a motion shall be filed by any Loan Party for the approval of, or there shall arise, (x) any other Claim (other than a Claim of the B-2 Lenders) having priority senior to or pari passu with the claims of the Administrative Agent and Lenders under the Loan Documents or any other claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code (other than the Carve-Out and the Canadian Priority Charges pursuant to the applicable Canadian Orders to the extent set forth in the Canadian DIP Recognition Order and the other Canadian Orders or the adequate protection obligations under the DIP Order) or (y) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted to the Collateral Agent pursuant to this Agreement, the DIP Order and/or the applicable Canadian Orders (other than Liens granted under the Prepetition B-2 Loan Documents and the Postpetition B-2 Loan Documents), except as expressly provided herein and in the DIP Order, the UST Adequate Protection Order and in the applicable Canadian Orders; or

(iii) Any Loan Party shall file a motion in the Chapter 11 Cases or the Canadian Recognition Proceedings to obtain additional or replacement financing from a party other than the Lenders or the B-2 Lenders under Section 364(d) of the Bankruptcy Code or the CCAA or to use Cash Collateral of a Lender under Section 363(c) of the Bankruptcy Code, except to the extent any such financing shall provide for the payment in full in cash of the Obligations or with the prior written consent of the Lenders; or

(iv) Any Loan Party shall file a motion seeking, or the Bankruptcy Court or the Canadian Court shall enter, an order (A) approving payment of any pre-petition claim (or the Loan Party shall otherwise make a payment on any prepetition claim) other than (x) as provided for in (i) the First Day Orders, Second Day Orders, the UST Adequate Protection Order or the applicable Canadian Orders, (ii) the Approved Budget (subject to Permitted Variances) or (iii) the DIP Order or (y) otherwise consented to by the Lenders in writing, (B) granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code or the stay of proceedings provided for in the applicable Canadian Orders to any holder of any security interest to permit foreclosure on any assets with a fair market value in excess of $250,000; or (C) except as provided in the DIP Order, and the other adequate protections set forth in the DIP Order and the UST Adequate Protection Order, approving any settlement or other stipulation not approved by the Lenders and not included in the Approved Budget with any secured creditor of any Loan Party providing for payments as adequate protection or otherwise to such secured creditor; or

(v) (A) Any Chapter 11 Order or order granted in the Canadian Recognition Proceedings shall be amended, supplemented, stayed, reversed, vacated or otherwise modified (or any Loan Party shall apply for authority to do so), in each case, in a manner adverse to the Lenders, without the written consent of the Lenders (or any Loan Party shall file, or otherwise support, any pleading, application or motion seeking such relief described in this clause (v)) or (B) any Chapter 11 Order or order granted in the Canadian Recognition Proceedings shall cease to be in full force and effect; or

(vi) An order with respect to any of the Chapter 11 Cases or Canadian Recognition Proceedings shall be entered by the Bankruptcy Court or Canadian Court, as applicable, without the express prior written consent of the Lenders (and, with respect to any provisions that adversely affect the rights or duties of any Agent, such Agent) (i) to revoke, reverse, stay, modify, supplement, vacate or amend any of the DIP Order or Canadian Orders in a manner inconsistent with this Agreement, in a manner adverse to the Lenders, or that is not otherwise consented to by the Lenders (and with respect to amendments, modifications, or supplements that adversely affect the rights or duties of any Agent, such Agent); (ii) to permit any administrative expense or any claim (other than a Claim of the B-2 Lenders) (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Loan Parties equal or superior to the priority of the Loans (other than the Carve-Out and the Canadian Priority Charges pursuant to the applicable Canadian Orders to the extent set forth in the Canadian DIP Recognition Order and the other Canadian Orders)) or the adequate protection Claims (other than the Carve-Out and the Canadian Priority Charges pursuant to the applicable Canadian Orders to the extent set forth in the Canadian DIP Recognition Order and the other Canadian Orders or the administrative expense claims on account of the Junior DIP Facility); or (iii) to grant or permit the grant of a Lien on the Collateral (other than Liens granted under the Postpetition B-2 Loan Documents, as expressly provided or permitted herein and in the DIP Order, the UST Adequate Protection Order and in the applicable Canadian Orders); or

(vii) An application for any of the orders described in subclauses (ii), (iv), (vi), (x), (xvii) and (xviii) of this clause (o) shall be made by a Person other than the Loan Parties, and such application is not contested by the Loan Parties in good faith or any Person obtains a non-appealable final order charging any of the Collateral under section 506(c) of the Bankruptcy Code against any Agent or the Lenders or obtains a final order adverse to any Agent or the Lenders; or

(viii) The Canadian Final DIP Recognition Order shall not have been entered by the Canadian Court on or before the date that is 15 calendar days after the date on which the Final Order is entered by the Bankruptcy Court, which Canadian Final DIP Recognition Order shall be in full force and effect and shall not have been reversed, modified, amended, stayed, vacated, appealed or subject to pending appeal or otherwise challenged or subject to any challenge in any respect without prior consent of the Lenders; or

(ix) Any of the Loan Parties shall fail to comply with the terms and conditions of any Chapter 11 Order or order granted in the Canadian Recognition Proceedings in any material respect and such failure is not cured within two (2) Business Days of the earlier of the Borrower having knowledge thereof and any written notice by the Administrative Agent (at the direction of the Lenders); or

(x) The Bankruptcy Court shall enter an order appointing a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, or a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in subclauses (3) and (4) of clause (a) of Section 1106 of the Bankruptcy Code) under clause (b) of Section 1106 of the Bankruptcy Code in the Chapter 11 Cases (or any Loan Party or any of its Subsidiaries or Affiliates shall file, or otherwise support, any pleading, application or motion seeking such relief described in this clause (x)); or

(xi) The entry of an order by the Bankruptcy Court terminating or modifying the exclusive right of any Debtor to file a Plan of Reorganization pursuant to section 1121 of the Bankruptcy Code, without the prior written consent of the Lenders; or

(xii) The Loan Parties or any of their controlled Affiliates shall support (in any such case by way of any motion, application or other pleading filed with the Bankruptcy Court or Canadian Court or any other writing to another party-in-interest executed by or on behalf of the Loan Parties or any of their Subsidiaries) any other Person’s opposition of any motion made in the Bankruptcy Court or Canadian Court by the Lenders seeking confirmation of the amount of the Lenders’ claim or the validity and enforceability of the Liens in favor of the Collateral Agent; or

(xiii)  (A) The Loan Parties or any of their Affiliates shall seek to, or shall support (in any such case by way of any motion, application or other pleading filed with the Bankruptcy Court or Canadian Court or any other writing to another party-in-interest executed by or on behalf of the Loan Parties or any of their Subsidiaries) any other Person’s motion to, disallow in whole or in part the Lenders’ claim in respect of the Obligations or to challenge the validity and enforceability of the Liens in favor of the Collateral Agent or contest any material provision of any Loan Document, (B) any Loan Party shall attempt to invalidate, reduce or otherwise impair the Liens or security interests of the Collateral Agent or the Lenders or to subject any Collateral to assessment pursuant to section 506(c) of the Bankruptcy Code, (C) any Liens on the Collateral securing the Obligations and/or super-priority claims shall otherwise, for any reason, cease to be valid, perfected and enforceable in all respects, (D) any action is commenced by the Loan Parties that contests the validity, perfection or enforceability of any of the Liens and security interests of the Collateral Agent or the Lenders created by the DIP Order, the applicable Canadian Orders or the Loan Documents, or (E) any material provision of any Loan Document shall cease to be effective; or

(xiv) Any judgments which are in the aggregate in excess of $2,500,000 as to any postpetition obligation shall be rendered against any of the Loan Parties and the enforcement thereof shall not be stayed; or

(xv)  (A) The Loan Parties or any of their Affiliates shall file any pleading, application, motion or proceeding which results in a material impairment of the rights or interests of the Lenders or (B) entry of an order of the Bankruptcy Court or Canadian Court with respect to any pleading, application, motion or proceeding brought by any other Person which results in such a material impairment of the rights or interests of the Lenders; or

(xvi) Any Loan Party or any of their Affiliates shall have filed a motion seeking the entry of, or the Bankruptcy Court or Canadian Court shall have entered, an order approving a payment to any Person (whether in cash or other property or whether as adequate protection, settlement of a dispute, or otherwise) that would be materially inconsistent with the treatment of any such Person under the Approved Budget or First Day Orders or Second Day Orders, without the prior written consent of the Lenders; or

(xvii) Any Loan Party files or publicly announces its intention to file a Plan of Reorganization that is not an Acceptable Plan, without the prior written consent of the Lenders; or

(xviii) An order shall be entered by the Bankruptcy Court transferring the Chapter 11 Cases to any other court; or

(xix) The Canadian Court shall enter an order appointing a receiver, interim receiver, trustee or similar official in respect of any of the Canadian Debtors or Canadian Collateral (other than, for certainty, the appointment of the Information Officer); or

(xx) [Reserved]; or

(xxi) [Reserved]; or

(xxii) The Bidding Procedures Order is amended, supplemented or otherwise modified without the prior written consent of the Lenders; or

(xxiii) The occurrence of a “Cash Collateral Termination Event” (or similar event) under the UST Adequate Protection Order or the DIP Order; or

(xxiv)  Any Loan Party or any of their Affiliates shall have filed a motion seeking the entry of, or the Bankruptcy Court or Canadian Court shall have entered, an order approving a payment to any person that would be inconsistent with the Approved Budget (subject to Permitted Variances); or the proceeds of any Loan shall have been expended in a manner that is not in accordance with the Approved Budget (subject to Permitted Variances); or

(xxv) The filing of any Plan of Reorganization that does not propose to indefeasibly repay the Obligations and the B-2 Obligations in full in cash; or

(xxvi) [Reserved]; or

(xxvii) Failure to meet any milestone set forth on Appendix E hereto (the “Chapter 11 Milestones”) when required, unless extended or waived in writing (which may be via email) by the Lenders.

Section 8.02. Remedies Upon Event of Default. Subject to the terms and conditions of the DIP Order, the Senior ICA Provisions, the Prepetition ABL Intercreditor Agreement and, solely in the case of Canadian Debtors, the applicable Canadian Orders, if any Event of Default occurs and is continuing the Administrative Agent may, at the request of the Lenders, take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, premium and all other amounts owing or payable or accrued hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived (to the extent permitted by applicable law) by the Borrower and each other Loan Party; and

(iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law (including, for greater certainty, seeking the appointment of a receiver).

In addition, subject to the giving of five (5) calendar days’ written notice as set forth below and to the terms and conditions of the DIP Order and the Senior ICA Provisions in all respects, (i) the use by the Borrower and its Subsidiaries of Cash Collateral shall terminate and (ii) the automatic stay provided in Section 362 of the Bankruptcy Code shall be deemed automatically vacated without further action or order of the Bankruptcy Court and the Administrative Agent and the Lenders shall be entitled to exercise all of their respective rights and remedies under the Loan Documents and the DIP Order, including all rights and remedies with respect to the Collateral and the Guarantors. In addition to the remedies set forth above, the Administrative Agent may exercise any other remedies provided for by this Agreement and the other Loan Documents in accordance with the terms hereof and thereof or any other remedies provided by the DIP Order or applicable law, subject to the Senior ICA Provisions and the terms and conditions of the DIP Order and the applicable Canadian Orders. Notwithstanding the foregoing, any exercise of remedies is subject to the requirement of the giving of five (5) calendar days’ prior written notice (which may be via e-mail) to counsel for the Loan Parties (including Canadian counsel), the Office of the U.S. Trustee, lead restructuring counsel for the B-2 Lenders, lead restructuring counsel for the B-2 Agent, counsel for the Official Committee and counsel to the Information Officer, in accordance with the terms of the DIP Order and solely in the case of the Canadian Collateral, the applicable Canadian Orders.

Section 8.03. [Reserved].

Section 8.04. Application of Funds. Subject to the terms, conditions, priorities and provisions of the DIP Order, the applicable Canadian Orders (solely in the case of Canadian Collateral, and for certainty, subject to the Canadian Priority Charges), the Senior ICA Provisions and the Prepetition ABL Intercreditor Agreement, after the exercise of remedies provided for in Section 8.02 any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law) (provided that no prepayment, repayment, repurchase, or exchange of borrowings under the Junior DIP Facility shall occur until all B-2 Obligations have first been indefeasibly paid in full in cash and any such prepayment, repayment, repurchase or exchange shall otherwise be consistent with the priorities for liens and claims securing the Junior DIP Facility as set forth in the DIP Order):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.05 and amounts payable under Article 3) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, premium and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations (other than contingent obligations) have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE 9

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Each Lender hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article 9, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental or related thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Lenders, which negotiation, enforcement or settlement will be binding upon each Lender. The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder. The Agents shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Loan Party that is communicated or obtained by the Person serving as Administrative Agent or Collateral Agent, as applicable, or any of their Affiliates in any capacity.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Lenders, and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Lenders or in the absence of its own gross negligence or willful misconduct as determined by the final non-appealable judgment of a court of competent jurisdiction. Notwithstanding the foregoing, no action nor any omission to act, taken by either Agent at the direction of the Lenders shall constitute gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Event of Default or Default unless and until written notice thereof, conspicuously labeled as a “notice of default” and specifically describing such Event of Default or Default, is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it in good faith to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the arrangement of the Facilities as well as activities as Agent.

Either Agent may resign at any time by notifying the Lenders and the Borrower in writing, and either Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and such Agent and signed by the Lenders. Upon any such resignation or removal, the Lenders shall have the right, without the consent of the Borrower, to appoint a successor. If no successor shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after (i) the retiring Agent gives notice of its resignation or (ii) the Lenders deliver removal instructions, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Agent has been appointed pursuant to the immediately preceding, such Agent’s resignation or removal shall become effective and the Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of its predecessor Agent, and its predecessor Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Each Lender acknowledges and agrees that Alter Domus Products Corp. or one or more of its Affiliates may (but is not obligated to) act as collateral agent or representative for the holders of B-2 Indebtedness and/or under the collateral agreements with respect thereto. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Alter Domus Products Corp. or any of its Affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

In case of the pendency of any case or proceeding under any Debtor Relief Law or other similar law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Agents under Section 2.05, Section 3.01, and Section 10.05) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, interim receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agents any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Agents under Section 2.05 and Section 10.05. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The provisions of this Section shall survive the resignation or replacement of the Administrative Agent or Collateral Agent, the termination of the Loan Documents, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email or fax, as follows:

(a)	if to the Borrower or any other Loan Party, to it at:

Yellow Corporation

Attention of Chief Financial Officer and General Counsel

10990 Roe Avenue

Overland Park, Kansas 66211

Fax No. 913-696-6116

Tel. No. 913-696-6529 or 913-696-6132

Email: Dan.Olivier@myYellow.com and Leah.Dawson@myYellow.com

With copy to:

Kirkland & Ellis LLP

Attention of Michelle Kilkenney, Esq. and Patrick Nash, Esq.

300 North LaSalle

Chicago, Illinois 60654

Fax No. 312-862-2200

Tel. No. 312-862-2487

Email: michelle.kilkenney@kirkland.com; Patrick.nash@kirkland.com and to:

Goodmans LLP

Attention of Robert J. Chadwick and Caroline Descours

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, ON M5H 2S7

Email: rchadwick@goodmans.ca; cdescours@goodmans.ca

(b)	if to the Administrative Agent, to:

Alter Domus Products Corp.

225 W. Washington Street, 9th Floor

Chicago, Illinois 60606

Attention: Legal Department – Agency, Emily Ergang Pappas and Chris Capezuti

Fax No.: 312-376-0751

Tel. No.: 312-564-5100

Email: legal_agency@alterdomus.com, emily.ergangpappas@alterdomus.com and cpcagency@alterdomus.com

With a copy to:

Holland & Knight LLP

150 N. Riverside Plaza, Suite 2700

Chicago, Illinois 60606

Fax No.: 312-578-6666

Tel. No.: 312-263-3600

Attention: Joshua M. Spencer

Email: joshua.spencer@hklaw.com and alterdomus@hklaw.com

(c)	if to a Lender, to it at its address (email address or fax number) set forth on Appendices A and B.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Lenders or Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent and/or the Lenders all information, documents and other materials that it is obligated to furnish to the Administrative Agent and/or the Lenders pursuant to the Loan Documents or to the Lenders under Article 6, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Request for Credit Extension or a notice pursuant to Section 2.03, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, or (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document, (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format reasonably acceptable to the Administrative Agent and/or the Lenders to an electronic mail address as directed by the Administrative Agent and/or the Lenders. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent, the Lenders or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees (w) to use commercially reasonable effort to make all Borrower Materials that are to be made available to Public Lenders clearly and conspicuously “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or any of its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) financial statements and related documentation, in each case, provided pursuant to Section 6.01 and (3) notification of changes in the terms of the Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower, its Subsidiaries or any of their respective securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL NON-APPEALABLE RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S OR ITS RELATED PARTIES’ GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH, IN EACH CASE, AS DETERMINED BY THE FINAL NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the

Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf or that any Agent or Lender may have had notice of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Section 3.01, Section 3.03 Article 9 and Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

Section 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed and delivered by the Borrower, each other Loan Party hereto on the Closing Date and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 10.04. Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

(b) The Commitments of the Lenders described herein and the Loans issued hereunder may not be assigned by the Lenders and the Lenders may not sell or grant participations in the Loans or Commitments. No Lender shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and the Borrower, and any attempted assignment without such consent shall be null and void.

(c) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and the interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a

Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior written notice. This Section 10.04(c) shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

Section 10.05. Expenses; Indemnity.

(a) The Borrower agrees (i) promptly following (and in any event within the period set forth in the DIP Order) written demand (including documentation reasonably supporting such request) therefor, to pay or reimburse the Administrative Agent, the Collateral Agent and the Lenders for all reasonable and documented out-of-pocket costs and expenses (including the documented fees and expenses of Holland & Knight LLP, Ropes & Gray LLP and Blake, Cassels & Graydon LLP) incurred in connection with the preparation, negotiation and execution of the DIP Term Sheet, this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including Attorney Costs which in the case of the Agents, shall be limited to Attorney Costs of one counsel to the Agents and one local counsel in each applicable jurisdiction for the Agents) and (ii) from and after the Closing Date, promptly following (and in any event within the period set forth in the DIP Order) written demand (including documentation reasonably supporting such request) therefor, to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender promptly following written demand for all reasonable and documented out-of-pocket costs and expenses (including the documented fees and expenses of Holland & Knight LLP, Ropes & Gray LLP and Blake, Cassels & Graydon LLP) incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under the DIP Term Sheet, this Agreement or the other Loan Documents (including all such out-of-pocket costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including Attorney Costs). To the extent otherwise reimbursable by the foregoing sentence of this section, the foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance, survey, environmental, property condition report and zoning report charges and fees related thereto, and other reasonable and documented out of pocket expenses incurred by any Agent. The foregoing costs and expenses shall also include all recording and filing fees charged by governmental authorities to record and/or file Collateral Documents.

(b)  Whether or not the transactions contemplated hereby are consummated, the Loan Parties shall, jointly and severally, indemnify and hold harmless the Administrative Agent, the Collateral Agent and their respective Affiliates, successors and permitted assigns (or the directors, officers, employees, agents, advisors and members of each of the foregoing) (each an “Agent Indemnitee” and collectively, the “Agent Indemnitees”) and each Lender and their respective Affiliates, successors and permitted assigns (or the directors, officers, employees, agents, advisors and members of each of the foregoing) (each a “Lender Indemnitee” and collectively, the “Lender Indemnitees”; together with, the Agent Indemnitees, collectively the “Indemnitees”) from and against any and all actual losses, damages, claims, liabilities and reasonable documented out-of-pocket costs and expenses (including Attorney Costs which shall be limited to Attorney Costs of one outside counsel for the Agent Indemnitees and Attorney Costs of one outside counsel for the Lender Indemnitees (and, if necessary, one local counsel in each applicable jurisdiction and, in the event of any actual or reasonably perceived conflict of interest, one additional counsel for each type of similarly situated affected Indemnitees)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any Agent Indemnitee or Lender Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the Transactions or the other transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property, vehicle or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any other Environmental Liability related in any way to any Loan Parties or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Agent Indemnitee or Lender Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its Affiliates or equityholders in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of any such Agent Indemnitee or Lender Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, damages, claims, liabilities and expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction or (y) any dispute solely among the Indemnitees other than (1) any claim against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent, Collateral Agent or similar role and (2) any claim arising out of any act or omission of the Borrower or any of its Affiliates. No Indemnitee or any other party hereto shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement except to the extent that such damages resulted from the (A) gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction or (B) the material breach by such Indemnitee of its or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee’s obligations under the Loan Documents, as determined by the final non-appealable judgment of a court of competent jurisdiction. In the case of a claim, investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such claim, investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Party’s directors, stockholders or creditors or other Affiliates or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. For the avoidance of doubt, this paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent the Agent Indemnitees are not reimbursed and indemnified by the Loan Parties, and without limiting the obligation of the Loan Parties to do so, the Lenders shall indemnify and hold harmless the Agent Indemnities, based on and to the extent of such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any Agent Indemnitee in any way relating to or arising out of or in connection with this Agreement or any other Loan Document or in the performance by the Agents in its duties under the Loan Documents; provided that no Lender shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from any Agent Indemnitees gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). Without limiting the foregoing, to the extent not paid or reimbursed by the Loan Parties, each Lender shall pay or reimburse the Agent

Indemnitees based on and to the extent of such Lender’s pro rata share of all reasonable and documented out-of-pocket costs and expenses reimbursable pursuant to Section 10.05, incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such out-of-pocket costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs). For purposes hereof, if the Term Loans have been paid in full prior to such determination pursuant to the immediately preceding sentence, then each such Lender’s “pro rata share” shall be determined as of the last date the Term Loans were in effect immediately prior to such payment in full. The provisions of this Section shall survive the resignation or replacement of the Administrative Agent or Collateral Agent, the termination of the Loan Documents, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(d) To the extent permitted by applicable Law, (i) no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee and (ii) no Indemnitee shall assert, and each hereby waives, any claim against any Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the DIP Term Sheet, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof (whether before or after the Closing Date); provided that the foregoing shall in no event limit the Loan Parties’ indemnification obligations under clause (b) above.

(e) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

Section 10.06. Right of Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Agents, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time (with the prior consent of the Administrative Agent), without prior notice to any Loan Party, any such notice being waived by each Loan Party (on its own behalf and on behalf of each of its Subsidiaries), to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than payroll accounts, trust and tax accounts, escrow accounts, employee benefits accounts or petty cash accounts) at any time held by, and other indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties against any and all matured Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have at Law.

Section 10.07. Applicable Law. This Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the law of the State of New York, except to the extent New York law is superseded by the Bankruptcy Code.

Section 10.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Borrower and the Lenders.

Section 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable Law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 10.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.10. Entire Agreement. This Agreement, the Agency Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Lenders, Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile or other electronic imaging transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Bankruptcy Court or, in the event that the Bankruptcy Court does not have or does not exercise jurisdiction, any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the Bankruptcy Court or, in the event that the Bankruptcy Court does not have or does not exercise jurisdiction, such New York State or, to the extent permitted by law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in the Bankruptcy Court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) Notwithstanding anything to the contrary herein, the Canadian Recognition Proceedings and the orders of the Canadian Court granted therein shall be subject to the exclusive jurisdiction of the Canadian Court.

Section 10.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, financing sources, legal counsel and other advisors involved in the Transaction on a “need to know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (and in such case, such Person shall promptly notify the Borrower of such disclosure), (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 10.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or of their respective obligations, (f) with the prior written consent of the Borrower, (g) on a confidential basis to (x) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility, or (h) to the extent such Information becomes publicly available other than as a result of a material breach of this Section 10.16 or other confidentiality obligation owed to the Borrower or any of its Subsidiaries. For the purposes of this Article, “Information” shall mean all information received from the Borrower and related to the Borrower, its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower not in violation of any confidentiality or obligation owed to the Borrower and the Subsidiaries. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 10.17. Reserved.

Section 10.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

Section 10.19. Collateral And Guaranty Matters. The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of all Commitments hereunder and payment in full of all Obligations (other than contingent obligations not yet accrued or payable), (ii) at the time the property subject to such Lien is disposed as part of or in connection with any disposition permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents, (iii) subject to Section 10.08, if the release of such Lien is approved, authorized or ratified in writing by the Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 11.10, (v) any such property constitutes Excluded Property or (vi) in accordance with the Prepetition ABL Intercreditor Agreement or any Chapter 11 Order;

(b) [reserved]; and

(c) that any Guarantor shall be automatically released from its obligations under the Guaranty as provided in Section 11.10.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.19. In each case as specified in this Section 10.19, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.19.

Section 10.20. Limitation on Liability. TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS: (A) NO INDEMNITEE SHALL BE LIABLE TO ANY PARTY FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THEIR RESPECTIVE ACTIVITIES RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY, THE TERM LOANS, OR OTHERWISE IN CONNECTION WITH THE FOREGOING; (B) WITHOUT LIMITING THE FOREGOING, NO INDEMNITEE SHALL BE SUBJECT TO ANY EQUITABLE REMEDY OR RELIEF, INCLUDING SPECIFIC PERFORMANCE OR INJUNCTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED THEREBY; (C) NO INDEMNITEE SHALL HAVE ANY LIABILITY TO THE LOAN PARTIES, FOR DAMAGES OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED THEREBY; AND (D) IN NO EVENT SHALL ANY INDEMNITEE’S LIABILITY TO THE LOAN PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED THEREBY EXCEED ACTUAL DIRECT DAMAGES INCURRED BY THE LOAN PARTIES OF UP TO $10,000,000 IN THE AGGREGATE; PROVIDED THAT THE FOREGOING SHALL IN NO EVENT LIMIT THE LENDERS’ INDEMNIFICATION OBLIGATIONS TO THE AGENT INDEMNITEES UNDER SECTION 10.05 OF THIS AGREEMENT; PROVIDED FURTHER THAT SUCH LIMITATION OF LIABILITY SHALL NOT APPLY TO LIABILITY RESULTING FROM FRAUD BY THE INDEMNITEES.

Section 10.21. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Effective Rate from time to time in effect.

Section 10.22. No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Subsidiaries, on the one hand, and the Agents and the Lenders, on the other hand, and the Borrower and its Subsidiaries are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) the Agents, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship, and (iii) the Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b) Each Loan Party acknowledges and agrees that each Lender and any of its affiliates may lend money to, invest in, and generally engage in any kind of business with, the Borrower, any of its Affiliates or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender or Affiliate thereof were not a Lender (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, the Borrower or any Affiliate of the foregoing. Each Lender and any of its Affiliates may accept fees and other consideration from the Borrower or any of its Affiliates for services in connection with this Agreement, the Facilities, the commitment letter or otherwise without having to account for the same to any other Lender, the Borrower or any Affiliate of the foregoing.

Section 10.23. Release. Each of the Loan Parties and each of their estates, on its own behalf and on behalf of its and their respective predecessors, successors, heirs, and past, present and future subsidiaries and assigns, hereby absolutely, unconditionally, and irrevocably releases and forever discharges and acquits the Secured Parties and each of their respective Related Parties (solely in their capacities as such) (collectively, the “Released Parties”), from any and all liability to the Loan Parties (and their successors and assigns) and from any and all claims, counterclaims, demands, defenses, offsets, debts, accounts, contracts, liabilities, actions and causes of action of any kind, nature and description, whether matured or unmatured, known or unknown, asserted or unasserted, foreseen or unforeseen, accrued or unaccrued, suspected or unsuspected, liquidated or unliquidated, pending or threatened, arising in law or equity, in contract or tort, in each case arising out of or related to the Loan Documents, the Loans, the negotiation thereof, and the transactions and agreements reflected thereby, that the Debtors at any time had, now have or may have, or that their predecessors, successors or assigns at any time had or hereafter may have against any of the Released Parties for or by reason of any act, omission, matter, or cause arising at any time on or prior to the date of this Agreement; provided that the release set forth in this section shall not release (i) any claims against or liabilities of a Released Party that a court of competent jurisdiction determines by a final non-appealable order to have directly and primarily resulted from such Released Party’s bad faith, fraud, gross negligence, or willful misconduct, or (ii) any Secured Party from honoring its/their obligations to the Loan Parties under the Loan Documents.

Section 10.24. Process Agent. Each Guarantor irrevocably appoints Borrower, and Borrower hereby accepts such irrevocable appointment, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on behalf of such Guarantor and its Property and revenues service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in the Bankruptcy Court and/or the State of New York, and such Guarantor agrees that the failure of Borrower to give any notice of any such service of process to such Guarantor shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon.

Section 10.25. Waiver of Immunity. To the extent that any Guarantor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents to which it is a party.

Section 10.26. DIP Order, Prepetition ABL Intercreditor Agreement and Senior ICA Provisions Control. To the fullest extent possible, the terms and provisions of this Agreement and the other Loan Documents shall be read together with the terms and provisions of the DIP Order, the Prepetition ABL Intercreditor Agreement and the Senior ICA Provisions, as applicable, so that the terms and provisions of this Agreement and the Loan Documents do not conflict with the terms and provisions of the DIP Order, the Prepetition ABL Intercreditor Agreement or the Senior ICA Provisions; provided that, notwithstanding the foregoing or anything herein to the contrary in this Agreement or the Loan Documents, (i) in the event of any conflict or inconsistency between the terms and provisions of this Agreement or any other Loan Document (on the one hand) and the DIP Order (on the other hand), the applicable terms and provisions of the DIP Order shall govern and control to the extent of such conflict or inconsistency, (ii) in the event of any conflict or inconsistency between the terms and provisions of this Agreement or any other Loan Document (on the one hand) and the terms and provisions of the Prepetition ABL Intercreditor Agreement (on the other hand), the applicable terms and provisions of the Prepetition ABL Intercreditor Agreement shall govern and control to the extent of such conflict or inconsistency and (iii) in the event of any conflict or inconsistency between the terms and provisions of this Agreement or any other Loan Document (on the one hand) and the Senior ICA Provisions (on the other hand), the applicable Senior ICA Provisions shall govern and control to the extent of such conflict or inconsistency; it being expressly understood and agreed that the inclusion in any Loan Document of terms and provisions or supplemental rights or remedies in favor of the Administrative Agent, Collateral Agent or Lenders not addressed in the DIP Order , the Prepetition ABL Intercreditor Agreement or the Senior ICA Provisions shall not be deemed to be in conflict with the DIP Order, the Prepetition ABL Intercreditor Agreement or the Senior ICA Provisions and all such additional terms, provisions, supplemental rights or remedies contained herein shall be given full force and effect.

Section 10.27. Québec Security. For the purposes of the grant of security under the laws of the Province of Quebec which may now or in the future be required to be provided by any Loan Party, the Administrative Agent is hereby irrevocably authorized and appointed by each of the Lenders hereto to act as hypothecary representative (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Lenders (in such capacity, the “Hypothecary Representative”) in order to hold any hypothec granted under the laws of the Province of Quebec and to exercise such rights and duties as are conferred upon the Hypothecary Representative under the relevant deed of hypothec and applicable Laws

(with the power to delegate any such rights or duties). The execution prior to the date hereof by the Administrative Agent in its capacity as the Hypothecary Representative of any deed of hypothec or other security documents made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed. Any Person who becomes a Lender or successor Administrative Agent shall be deemed to have consented to and ratified the foregoing appointment of the Administrative Agent as the Hypothecary Representative on behalf of all Secured Parties, including such Person and any Affiliate of such Person designated above as a Lender. For greater certainty, the Administrative Agent, acting as the Hypothecary Representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Administrative Agent in this Agreement, which shall apply mutatis mutandis. In the event of the resignation of the Administrative Agent (which shall include its resignation as the Hypothecary Representative) and appointment of a successor Administrative Agent, such successor Administrative Agent shall also act as the Hypothecary Representative, as contemplated above.

ARTICLE 11

GUARANTEE

Section 11.01. The Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective permitted successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws, whether or not such items are allowed or allowable as a claim in any applicable proceeding) on the Loans made by the Lenders to, and the Term Notes or Delayed Draw Term Notes (if any) issued hereunder and held by each Lender of, the Borrower, and all other Obligations from time to time owing to the Secured Parties by any other Loan Party under any Loan Document strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02. Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower or any other Guarantor under this Agreement, any Term Notes or Delayed Draw Term Notes, as applicable, issued under this Agreement, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement, the Term Notes or the Delayed Draw Term Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, any Secured Party or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e) the release of any other Guarantor pursuant to Section 11.10.

Section 11.03. Certain Waivers, Etc. The Guarantors hereby expressly waive (to the extent permitted by applicable Law) diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement, the Term Notes or the Delayed Draw Term Notes issued hereunder, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against the Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and permitted assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding. Each Guarantor waives (to the extent permitted by Law) any rights and defenses that are or may become available to it by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code. As provided in Section 10.07, the provisions of this Article 11 shall be governed by, and construed in accordance with, the laws of the State of New York. The foregoing waivers and the provisions hereinafter set forth in this Article 11 which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Article 11, to any other provision of this Agreement or to the Obligations.

Section 11.04. Reinstatement. The obligations of the Guarantors under this Article 11 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.05. Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent obligations) and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation, contribution or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party to any Person that is not a Loan Party permitted pursuant to Section 7.03(b) or 7.03(d) shall be subordinated to such Loan Party’s Obligations in a manner reasonably acceptable to the Lenders.

Section 11.06. Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement, the Term Notes or the Delayed Draw Term Notes issued hereunder, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01, subject to the terms and conditions of the DIP Order, the applicable Canadian Orders, the Senior ICA Provisions and the Prepetition ABL Intercreditor Agreement.

Section 11.07. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article 11 constitutes an instrument for the payment of money, and consents and agrees that any Secured Party or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.08. Continuing Guarantee. The guarantee in this Article 11 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.09. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, provincial, territorial, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.10. Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred to a Person or Persons none of which is a Loan Party (any such Guarantor, a “Transferred Guarantor”), such Transferred Guarantor shall, upon the consummation of such sale or transfer or other transaction, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents; provided, that no Guarantor shall be released as provided in this paragraph if such Guarantor continues to be a guarantor in respect of any Prepetition Indebtedness.

When all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied, this Agreement and the Guarantees made herein shall automatically terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 11.11. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.05. The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

Section 11.12. Additional Guarantor Waivers and Agreements.

(a) Each Guarantor understands and acknowledges that if the Collateral Agent or any other Secured Party forecloses judicially or nonjudicially against any real property security for the Obligations, that foreclosure could impair or destroy any ability that such Guarantor may have to seek reimbursement, contribution, or indemnification from the Borrower or others based on any right such Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by such Guarantor under the Guaranty. Each Guarantor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of such Guarantor’s rights, if any, may entitle such Guarantor to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Guaranty, each Guarantor freely, irrevocably, and unconditionally: (i) waives (to the extent permitted by Law) and relinquishes that defense and agrees that such Guarantor will be fully liable under this Guaranty even though the Collateral Agent or any other Secured Party may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations; (ii) agrees that such Guarantor will not assert that defense in any action or proceeding which the Administrative Agent, the Collateral Agent or any other Secured Party may commence to enforce this Guaranty; (iii) acknowledges and agrees that the rights and defenses waived by such Guarantor in this Guaranty include any right or defense that such Guarantor may have or be entitled to assert based upon or arising out of any one or more of §§ 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or § 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Secured Parties are relying on this waiver in creating the Obligations, and that this waiver is a material part of the consideration which the Secured Parties are receiving for creating the Obligations.

(b) Each Guarantor waives (to the extent permitted by Law) all rights and defenses that such Guarantor may have because any of the Obligations is secured by real property. This means, among other things: (i) the Administrative Agent, the Collateral Agent and the other Secured Parties may collect from such Guarantor without first foreclosing on any real or personal property Collateral pledged by the other Loan Parties; and (ii) if the Collateral Agent or any other Secured Party forecloses on any real property Collateral pledged by the other Loan Parties: (A) the amount of the Obligations may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Administrative Agent, the Collateral Agent and the other Secured Parties may collect from such Guarantor even if the Secured Parties, by foreclosing on the real property Collateral, have destroyed any right such Guarantor may have to collect from the Borrower. This is an unconditional and irrevocable waiver of any rights and defenses such Guarantor may have because any of the Obligations is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon § 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c) Each Guarantor waives (to the extent permitted by Law) any right or defense it may have at law or equity, including California Code of Civil Procedure § 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

ARTICLE 12

RESERVED

ARTICLE 13

SECURITY AND ADMINISTRATIVE PRIORITY

Section 13.01. [Reserved].

Section 13.02. [Reserved].

Section 13.03. [Reserved].

Section 13.04. Collateral; Grant of Lien and Security Interest.

(i) Pursuant to the DIP Order and in accordance with the terms thereof, and, in the case of the Canadian Collateral, the Canadian DIP Recognition Order, as security for the full and timely payment and performance of all of the Obligations, each of the Loan Parties hereby collaterally assigns, pledges and grants to the Collateral Agent, for the benefit of itself, the Administrative Agent, the Lenders, the Indemnitees and any other holders of the Obligations (collectively, the “Secured Parties”), a security interest in, and Lien on, the Collateral, which is hereby acknowledged to include all of the property, assets or interests in property or assets of such Person, of any kind or nature whatsoever, real or personal, tangible and intangible now existing or hereafter acquired or created, including all property of the “estate” (within the meaning of the Bankruptcy Code) of the Loan Parties, and all accounts, inventory, goods, contract rights, instruments, documents, chattel paper, patents, trademarks, copyrights and licenses therefor, general intangibles, payment intangibles, intangibles, letters of credit, letter-of-credit rights, supporting obligations, machinery and equipment, real property, fixtures, leases, all of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and all of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Subsidiary of the Borrower, all of the Equity Interests of all other Persons that are not Subsidiaries directly owned by the Borrower, money, investment property, deposit accounts, all commercial tort claims and other causes of action other than Avoidance Actions, the proceeds of all Avoidance Actions (excluding for the avoidance of doubt, any claims and the causes of actions themselves), all Cash Collateral, and all cash and non-cash proceeds, rents, products, substitutions, accessions and profits of any of Collateral described above, in each case, other than Excluded Property, but including the proceeds thereof.

(ii) The security interests and Liens in favor of the Collateral Agent in the Collateral shall be effective immediately upon the entry of the Interim Order and shall continue in effect (or be effective, if applicable) upon the entry of the Final Order and subject and subordinate only to (i) the Carve Out, (ii) solely with respect to the Canadian Collateral, the Canadian Priority Charges (in a maximum amount not to exceed CDN $4,200,000) pursuant to the applicable Canadian Orders, and (iii) the Liens described in the DIP Order and the Canadian DIP Recognition Order and the other applicable Canadian Orders. For the avoidance of doubt, the security interests and Liens in favor of the Collateral Agent in the Collateral shall be junior in all respects to the Liens securing the Prepetition B-2 Obligations and the Postpetition B-2 Obligations and to any B-2 Adequate Protection Liens (as defined in the DIP Order) (other than with respect to Unencumbered Assets, on which the Liens of the Collateral Agent shall be senior to the Liens securing the Postpetition B-2 Indebtedness and the adequate protection Liens of the Prepetition Secured Parties, and the DIP Proceeds Account, on which the Liens in favor of the Collateral Agent shall be pari passu with the Lien securing the Postpetition B-2 Indebtedness on such DIP Proceeds Account (it being understood that the Prepetition Secured Parties have no Lien on the DIP Proceeds Account)). Such Liens and security interests and their priority shall remain in effect until the Commitments shall have been terminated and all Obligations (other than contingent obligations not claimed) shall have been paid in full. Notwithstanding anything to the contrary herein, nothing in this Section 13.04(ii) is intended to or does conflict with or override the UST Adequate Protection Order and in the event of any inconsistencies between this Section 13.04(ii) and the UST Adequate Protection Order, the UST Adequate Protection Order shall govern.

(iii) Notwithstanding anything herein to the contrary or in the other Loan Documents or the DIP Order to the contrary, it is expressly understood and agreed that the Liens and Claims in respect of the Delayed Draw Term Commitment shall be junior and subordinated (including in right of payment) in all respects to the Liens and Claims (including any adequate protections Liens and Claims) of the Prepetition Secured Parties and to the Liens and Claims of the B-2 Lenders and B-2 Agent under the Postpetition B-2 Loan Documents, including, for the avoidance of doubt, to the payment and enforcement of rights of each of the B-2 Secured Parties, the Prepetition ABL Secured Parties and the UST Secured Parties, which right with respect to the B-2 Secured Parties shall be consistent with and no less favorable than those set forth in the Postpetition B-2 Loan Documents, the Prepetition B-2 Loan Documents and the DIP Order. For the avoidance of doubt, the administrative expense claims of the Collateral Agent and the Secured Parties shall be junior in all respects to the administrative expenses claims of the B-2 Secured Parties in respect of the Postpetition B-2 Obligations (other than solely with respect to proceeds in the DIP Proceeds Account, with respect to which the administrative expense claims of the Collateral Agent and the Secured Parties shall be pari passu with those B-2 Secured Parties).

(iv) [Reserved].

Section 13.05. Administrative Priority. Subject to the terms and priorities set forth in the DIP Order, each Loan Party agrees that its Obligations shall constitute allowed administrative expenses in the Chapter 11 Cases, having priority over all administrative expenses of and unsecured claims against such Person now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code, subject only to prior payment of the Carve-Out and the Canadian Priority Charges pursuant to the applicable Canadian Orders to the extent set forth in the Canadian DIP Recognition Order and the other Canadian Orders, to the prior payment of the B-2 Obligations and to the other terms and conditions of the DIP Order and the applicable Canadian Orders.

Section 13.06. Grants, Rights and Remedies. The Liens and security interests granted pursuant to clause (i) of Section 13.04 and the administrative priority granted pursuant to Section 13.05 may be independently granted by the Loan Documents, the DIP Order, the applicable Canadian Orders and by other Loan Documents hereafter entered into. Subject to Section 10.26, this Agreement, the DIP Order and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and thereunder are cumulative.

Section 13.07. No Filings Required. The Liens and security interests referred to herein shall be deemed valid and perfected by entry of the Interim Order or the Final Order, as the case may be and, in the case of the Canadian Collateral, the Canadian DIP Recognition Order. The Collateral Agent shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office, take possession or control of any Collateral, or take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement, the DIP Order, the Canadian DIP Recognition Order, or any other Loan Document.

Section 13.08. Survival. Except as provided herein, in the Canadian DIP Recognition Order and in the DIP Order, the Liens, lien priority, administrative priorities and other rights and remedies granted to the Administrative Agent and the Lenders pursuant to this Agreement, the DIP Order, the Canadian DIP Recognition Order and the other Loan Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by the Loan Parties (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Chapter 11 Cases or the Canadian Recognition Proceedings, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(i) except to the extent of the Carve-Out and the Canadian Priority Charges pursuant to the applicable Canadian Orders to the extent set forth in the Canadian DIP Recognition Order and the other Canadian Orders, no fees, charges, disbursements, costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases or the Canadian Recognition Proceedings or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on parity with any claim of the Administrative Agent and the Lenders against the Loan Parties in respect of any Obligation, subject, in each case, to the claims (including any adequate protection claims) of the B-2 Secured Parties and the terms of the DIP Order and the applicable Canadian Orders;

(ii) the Liens in favor of the Collateral Agent and the Lenders set forth in Section 13.04, the DIP Order and the Canadian DIP Recognition Order shall constitute valid and perfected Liens and security interests, with the priority as set forth in the DIP Order (and with respect to the Canadian Collateral, with the priority as set forth in the applicable Canadian Orders), and shall be prior to all other Liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever (other than the Carve-Out and the Canadian Priority Charges), in each case subject to and in accordance with the DIP Order and the applicable Canadian Orders; and

(iii) subject to the DIP Order, the Liens in favor of the Collateral Agent and the Lenders set forth herein and in the other Loan Documents, the DIP Order and the applicable Canadian Orders shall continue to be valid and perfected without the necessity that the Administrative Agent file financing statements or mortgages, take possession or control of any Collateral, or otherwise perfect its Lien under applicable non-bankruptcy law.

Notwithstanding anything to the contrary in this Agreement, the other Loan Documents or the DIP Order, it is expressly understood and agreed that (x) no prepayment, repayment, repurchase, or exchange of borrowings under the Junior DIP Facility shall occur until all B-2 Obligations have first been indefeasibly paid in full in cash and any such prepayment, repayment, repurchase or exchange shall otherwise be consistent with the priorities for liens and claims securing the Junior DIP Facility as set forth in the DIP Order and (y) the Liens and Claims in respect of the Delayed Draw Term Commitment shall be junior and subordinated (including in right of payment) in all respects to the Liens and Claims (including any adequate protections Liens and Claims) of the Prepetition Secured Parties and to the Liens and Claims of the B-2 Lenders and B-2 Agent under the Postpetition B-2 Loan Documents, including, for the avoidance of doubt, to the payment and enforcement of rights of each of the B-2 Secured Parties, the Prepetition ABL Secured Parties and the UST Secured Parties, which right with respect to the B-2 Secured Parties shall be consistent with and no less favorable than those set forth herein, in the Postpetition B-2 Loan Documents, the Prepetition B-2 Loan Documents and the DIP Order.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

YELLOW CORPORATION, as Borrower

By:	/s/ Daniel L. Olivier
Name:	Daniel L. Olivier
Title:	Chief Financial Officer

EXPRESS LANE SERVICE, INC.,
YELLOW LOGISTICS, INC.,
NEW PENN MOTOR EXPRESS LLC,
ROADWAY EXPRESS INTERNATIONAL, INC.,
ROADWAY LLC,
ROADWAY NEXT DAY CORPORATION,
USF BESTWAY INC.,
USF DUGAN INC.,
USF HOLLAND LLC,
USF REDDAWAY INC.,
USF REDSTAR LLC,
YRC ASSOCIATION SOLUTIONS, INC.,
YRC ENTERPRISE SERVICES, INC.,
YRC INC.,
YRC INTERNATIONAL INVESTMENTS, INC.,
YRC LOGISTICS SERVICES, INC.,
YRC MORTGAGES, LLC,
YRC REGIONAL TRANSPORTATION, INC.,
1105481 ONTARIO, INC.,
USF HOLLAND INTERNATIONAL SALES
CORPORATION,
YRC LOGISTICS INC.,
YRC FREIGHT CANADA COMPANY, as Guarantors

By:	/s/ Steven Frontczak
Name:	Steven Frontczak
Title:	Secretary

[Signature Page to Junior Secured Super-Priority Debtor-in-Possession Credit Agreement]

ALTER DOMUS PRODUCTS CORP., as Administrative Agent and Collateral Agent

By:	/s/ Pinju Chiu
Name:	Pinju Chiu
Title:	Associate Counsel

[Signature Page to Junior Secured Super-Priority Debtor-in-Possession Credit Agreement]

MFN PARTNERS, L.P., as a Lender

By:	/s/ Jon Reisman
Name:	Jon Reisman
Title:	Authorized Person

[Signature Page to Junior Secured Super-Priority Debtor-in-Possession Credit Agreement]

APPENDIX A

TO JUNIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION

CREDIT AGREEMENT

Closing Date Commitments

Lender	Closing Date Commitment
MFN Partners, L.P.	$17,894,736.84

Total	$17,894,736.84

APPENDIX B

TO JUNIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION

CREDIT AGREEMENT

Effective Date Commitments

Lender	Effective Date Commitment
MFN Partners, L.P.	$11,184,210.53

Total	$11,184,210.53

APPENDIX C

TO JUNIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION

CREDIT AGREEMENT

Final Commitments

Lender	Final Commitment
MFN Partners, L.P.	$13,421,052.63

Total	$13,421,052.63

APPENDIX D

TO JUNIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION

CREDIT AGREEMENT

Delayed Draw Term Commitments

Lender	Delayed Draw Term Commitment
MFN Partners, L.P.	$70,000,000

Total	$70,000,000

APPENDIX E

TO JUNIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION

CREDIT AGREEMENT

Chapter 11 Milestones

1) By no later than thirty (30) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Bidding Procedures Order, in form and substance reasonably satisfactory to the Lenders.

2) By no later than fifteen (15) calendar days after the Final Order Entry Date, the Borrower, in its capacity as foreign representative on behalf of the Debtors, shall have filed a motion with the Canadian Court for the recognition of, and the Canadian Court shall have issued, the Canadian Final DIP Recognition Order.

3) By no later than forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final Order, in form and substance satisfactory in all material respects to the Lenders and the Agents.

4) By no later than ninety (90) calendar days after the Petition Date, the Debtors shall have received unique, non-duplicative binding cash bids for the B-2 Priority Collateral pursuant to the Bidding Procedures Order that would generate, in the aggregate, Net Proceeds at least equal to $250,000,000.

5) By (A) no earlier than one-hundred twenty (120) calendar days after the Petition Date (which may be extended to one-hundred fifty (150) calendar days after the Petition Date with (i) the consent of the Prepetition ABL Agent, the B-2 Agent and the UST Secured Parties (in each case such consent not to be unreasonably withheld) and (ii) the consent of the Lenders in their sole discretion)) and (B) not later than one-hundred and fifty (150) calendar days after the Petition Date (which may be extended to one-hundred and eighty (180) calendar days after the Petition Date with (i) the consent of the Prepetition ABL Agent, the B-2 Agent and the UST Secured Parties (in each case such consent not to be unreasonably withheld) and (ii) the consent of the Lenders in their sole discretion)), the Debtors shall have consummated one or more Dispositions of all or substantially all of their assets in accordance with the Bidding Procedures Order that generates Net Proceeds in respect of the B-2 Priority Collateral equal to at least 100% of the sum of the aggregate amount of Obligations outstanding hereunder as of such date and the B-2 Obligations and shall have indefeasibly repaid both the B-2 Obligations and the Obligations outstanding hereunder in full in cash.